                                                                    Exhibit 13.1

[THE JEAN COUTU GROUP (PJC) INC. LOGO]

The JEAN COUTU Group (PJC) Inc.

2004 ANNUAL REPORT

[GRAPHIC]

A GROWING NORTH AMERICAN PRESENCE

                                      2004

                                                                         Summary

                                                       FINANCIAL HIGHLIGHTS  08
                                                    MESSAGE TO SHAREHOLDERS  13
                                                       REVIEW OF OPERATIONS  18
                                       MANAGEMENT'S DISCUSSION AND ANALYSIS  21
                                          CONSOLIDATED FINANCIAL STATEMENTS  36
                                                  NOTES TO THE CONSOLIDATED
                                                       FINANCIAL STATEMENTS  42
                                                         BOARD OF DIRECTORS  64
                                                          CORPORATE OFFICER  65
                                                        GENERAL INFORMATION  66

[GRAPHIC]

For the past 35 years, The Jean Coutu Group (PJC) Inc. has stayed the course of steady growth. During 2003-2004, the Company continued to assert its leadership by signing an agreement to acquire from TDI Consolidated Corporation, a wholly-owned subsidiary of J.C. Penney Corporation, Inc., 1,549 Eckerd drugstores in 13 states in the Northeast and mid-Atlantic United States.

Thus, on August 1, 2004, the Jean Coutu Group became the fourth largest drugstore chain in North America with 2,204 outlets that include the new Eckerd branches, 319 PJC franchised outlets in Canada and 336 Brooks corporate outlets in the U.S.

                                                              staying the course

[GRAPHIC]
                                                                 customer driven

The success of the Jean Coutu Group stems from its firm commitment to provide quality centrally located neighbourhood outlets that offer a wide variety of products to meet the needs of their local clientele. With the recent acquisition of 1,549 Eckerd drugstores, the Company counts on nearly 60,000 people to make the PJC, BROOKS and ECKERD banners synonymous with quality.

[PHOTO]

[PHOTO]
always reaching higher

The drugstore industry is booming, and in its constant search for excellence, the Jean Coutu Group takes all the means at its disposal to guarantee access to first-rate pharmaceutical care. To this end, the Company:
- looks for innovative ways to conduct its business,
- promotes rapprochement with the next generation of pharmacists, and
- contributes to the advancement of the pharmacist profession.

08  FINANCIAL HIGHLIGHTS  THE JEAN COUTU GROUP (PJC) INC.

FINANCIAL HIGHLIGHTS

Years ended May 31                                                  2004          2003          2002          2001          2000
--------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA AND RATIOS)             $             $             $             $             $
FINANCIAL PERFORMANCE
Revenues(1)
Canada(2)                                                      1,667,562     1,355,163     1,422,285     1,282,858     1,151,491
United States                                                  2,428,576     2,692,400     2,054,546     1,547,684     1,338,447
--------------------------------------------------------------------------------------------------------------------------------
Total                                                          4,096,138     4,047,563     3,476,831     2,830,542     2,489,938
--------------------------------------------------------------------------------------------------------------------------------

Earnings before income taxes(2)                                  258,472       230,385       205,146       163,170       133,535
Net earnings(2)                                                  176,923       160,092       136,474       105,941        86,191
Cash flow provided by operating activities                       245,456       213,595       118,514       135,290        88,900
--------------------------------------------------------------------------------------------------------------------------------

FINANCIAL POSITION
Capital assets                                                   742,684       687,890       634,140       407,035       365,942
Total assets(2)                                                1,834,786     1,716,632     1,658,200     1,230,805     1,032,671
Shareholders' equity(2)                                        1,165,832     1,012,934       942,654       831,927       588,578
--------------------------------------------------------------------------------------------------------------------------------

PER SHARE DATA(3)
Net earnings (basic)(2)                                             0.78          0.71          0.61          0.49          0.41
Cash flow provided by operating activities                          1.08          0.94          0.53          0.62          0.42
Dividends                                                           0.12          0.12          0.09          0.08          0.06
Shareholders' equity(2)                                             5.14          4.48          4.19          3.84          2.79
--------------------------------------------------------------------------------------------------------------------------------

FINANCIAL RATIOS
Working capital                                                   2.02:1        1.88:1        2.03:1        2.62:1        1.82:1
Total indebtedness on equity(2)                                   0.24:1        0.35:1        0.43:1        0.21:1        0.37:1
Return on average shareholders' equity (%)(2)                       16.2          16.4          15.4          14.9          15.7
--------------------------------------------------------------------------------------------------------------------------------

NETWORK PERFORMANCES
Franchised establishments (Canada)                             2,603,495     2,418,363     2,264,451     2,065,244     1,880,891
Corporate establishments (United States)                       2,419,525     2,681,608     2,043,460     1,536,133     1,331,949
--------------------------------------------------------------------------------------------------------------------------------
Total                                                          5,023,020     5,099,971     4,307,911     3,601,377     3,212,840
--------------------------------------------------------------------------------------------------------------------------------

SHARE INFORMATION(3)
High                                                               19.79         20.00         19.72         13.97          9.06
Low                                                                14.15         13.25         11.82          8.55          6.74
Close                                                              18.95         15.71         19.12         13.22          7.50
================================================================================================================================

(1)  Revenues comprise sales and other revenues.
(2) The figures were restated to take into account the retroactive application by the Company of the new recommendations made by the Emerging Issues Committee (EIC-123) of the CICA and the change of accounting policy for incentive paid to franchisees, as mentioned in Note 2 a) and 2 d).
(3) On September 29, 2000 and September 25, 2002, the Company declared a 2-for-1 split of its Class A subordinate shares and Class B shares. The per share figures have been calculated taking into consideration these stock splits.

                       THE JEAN COUTU GROUP (PJC) INC.  FINANCIAL HIGHLIGHTS  09

[GRAPHIC]

                             SOUND GROWTH MANAGEMENT

[CHART]

NET EARNINGS
(IN MILLIONS OF $)

2000       86.2
2001      105.9
2002      136.5
2003      160.1
2004      176.9

[CHART]

REVENUES
(IN MILLIONS OF $)

2000    2,489.9
2001    2,830.5
2002    3,476.8
2003    4,047.6
2004    4,096.1

[CHART]

PJC RETAIL SALES
(IN MILLIONS OF $)

2000    1,880.9
2001    2,065.2
2002    2,264.5
2003    2,418.4
2004    2,603.5

[CHART]

BROOKS RETAIL SALES
(IN MILLIONS OF US$)

2000      904.8
2001    1,013.3
2002    1,301.7
2003    1,757.0
2004    1,802.6

[GRAPHIC]

A GROWING NORTH AMERICAN PRESENCE

[PJC JEAN COUTU LOGO]

                                     QUEBEC
                                  NEW BRUNSWICK
                                     ONTARIO

[BROOKS(R) LOGO]

                                      MAINE
                                   CONNECTICUT
                                  RHODE ISLAND
                                  NEW HAMPSHIRE
                                     VERMONT
                                  MASSACHUSETTS
                                    NEW YORK

[ECKERD(R) LOGO]

                                    NEW YORK
                                  PENNSYLVANIA
                                 NORTH CAROLINA
                                     GEORGIA
                                   NEW JERSEY
                                 SOUTH CAROLINA
                                    VIRGINIA
                                    TENNESSEE
                                    DELAWARE
                                    MARYLAND
                                   CONNECTICUT
                                  WEST VIRGINIA
                                      OHIO

ON AUGUST 1, 2004, THE JEAN COUTU GROUP BECAME A DOMINANT PLAYER IN ITS INDUSTRY AS THE SECOND LARGEST DRUGSTORE CHAIN IN EASTERN CANADA AND THE U.S. AND THE FOURTH LARGEST IN NORTH AMERICA. THE COMPANY MANAGES A COMBINED NETWORK OF 2,204 OUTLETS.

1,885 BROOKS AND ECKERD CORPORATE OUTLETS IN 18 STATES COVERING THE REGIONS OF NEW ENGLAND, NORTHEAST UNITED STATES, THE ATLANTIC COAST AND THE SOUTHEAST UNITED STATES.

319 PJC JEAN COUTU AND PJC CLINIQUE FRANCHISED OUTLETS IN THE PROVINCES OF QUEBEC, ONTARIO AND NEW BRUNSWICK.

                       THE JEAN COUTU GROUP (PJC) INC.  FINANCIAL HIGHLIGHTS  11

OVER 100 YEARS OF DRUGSTORE EXPERTISE

[ECKERD(R) LOGO]

THE ECKERD DRUGSTORE CHAIN ACQUIRED BY THE JEAN COUTU GROUP HOLDS AN ENVIABLE PLACE IN THE DISTRIBUTION AND RETAIL SALES SECTOR OF PHARMACEUTICAL AND PARAPHARMACEUTICAL PRODUCTS IN NORTH AMERICA. LAUNCHED IN 1898, THE ECKERD BANNER IS ONE OF THE OLDEST AND MOST RESPECTED IN THE U.S. RETAIL DRUGSTORE INDUSTRY.

THE FOURTH LARGEST DRUGSTORE CHAIN IN NORTH AMERICA

CHOICE LOCATIONS SERVING DENSITY POPULATED AREAS

FIRST OR SECOND IN SOME 60% OF THE MARKETS IN WHICH IT IS PRESENT

TYPICAL STORE SPACE RANGING FROM 10,000 SQ. FT. TO 13,500 SQ. FT.

STATE-OF-THE-ART DISTRIBUTION CENTRES

FILLS 103 MILLION PRESCRIPTIONS ANNUALLY AND AN AVERAGE OF 67,000 PRESCRIPTIONS PER OUTLET

INVESTED US$370 MILLION OVER THE PAST THREE YEARS TO MODERNIZE 65% OF ITS
NETWORK

OFFERS BETWEEN 18,000 AND 25,000 PRODUCTS, OF WHICH 2,000 ARE PRIVATE LABEL, IN THE FOLLOWING CATEGORIES: BEAUTY, OVER-THE-COUNTER DRUGS, PERSONAL CARE AND CONSUMER PRODUCTS

                               History and Success

1969   FIRST JEAN COUTU PHARMACY OPENS IN MONTREAL

1973   FRANCHISE CONCEPT LAUNCHED IN THE CANADIAN NETWORK

1983   CANADIAN NETWORK OF FRANCHISED OUTLETS EXPANDS TO ONTARIO AND NEW
       BRUNSWICK

1986   COMPLETES IPO ON THE MONTREAL AND TORONTO STOCK EXCHANGES

1987 INTEGRATES 15 CADIEUX PHARMACIES INTO THE CANADIAN FRANCHISEE NETWORK PENETRATES THE U.S. MARKET WITH THE OPENING OF A CORPORATE OUTLET IN MASSACHUSETTS

1989 INTEGRATES 12 CLOUTIER PHARMACIES INTO THE CANADIAN FRANCHISEE NETWORK PURCHASES 16 DOUGLAS DRUG PHARMACIES IN RHODE ISLAND

1994   ACQUIRES 221 BROOKS DRUGSTORES IN SIX STATES IN THE NORTHEAST U.S.

1995 CONTINUES EXPANDING WITH THE ACQUISITION OF 30 DRUGSTORES UNDER THE RITE-AID BANNER IN MASSACHUSETTS AND RHODE ISLAND

1996   INTEGRATES 8 MAYRAND DRUGSTORES INTO THE CANADIAN FRANCHISEE NETWORK.

1997   INTEGRATES 23 CUMBERLAND DRUGSTORES INTO THE CANADIAN FRANCHISEE NETWORK

1999   PURCHASES 11 CITY DRUG PHARMACIES IN VERMONT AND NEW YORK

2002   ACQUIRES 80 OSCO DRUGSTORES IN MASSACHUSETTS AND NEW HAMPSHIRE

2004 ACQUIRES 1,549 ECKERD DRUGSTORES IN 13 STATES COVERING THE NORTHEAST AND MID-ATLANTIC UNITED STATES

                    THE JEAN COUTU GROUP (PJC) INC.  MESSAGE TO SHAREHOLDERS  13

STEADY GROWTH

[PHOTO OF JEAN COUTU]

JEAN COUTU
CHAIRMAN OF THE BOARD
THE JEAN COUTU GROUP (PJC) INC.

[PHOTO OF FRANCOIS J. COUTU]

FRANCOIS J. COUTU
PRESIDENT AND CHIEF EXECUTIVE OFFICER
THE JEAN COUTU GROUP (PJC) INC.

[PHOTO OF MICHEL COUTU]

MICHEL COUTU
PRESIDENT AND CHIEF EXECUTIVE OFFICER,
THE JEAN COUTU GROUP (PJC) USA, INC.

The Jean Coutu Group (PJC) Inc. has become a force in North America since its creation 35 years ago. In fiscal 2003-2004, the Company kept its growth and success record intact by delivering an excellent financial performance that attests to strong, sound management. Thus, revenues as at May 31, 2004, were $4.096 billion dollars, while net earnings increased 10.5% over last year to $176.9 million.

At the end of another successful year, the Jean Coutu Group continues to maximize its potential by following a structured approach to achieve its growth objectives and expand its presence in North America.

The financial and operating performance of the PJC and Brooks chains in 2003-2004 is largely attributable to the sustained efforts of the Company's valued franchisees and employees, who day in and day out meet the highest quality standards for customer service and pharmaceutical care.

In 2004, the Jean Coutu Group became a dominant player in its industry as the fourth largest drugstore chain in North America.

                    THE JEAN COUTU GROUP (PJC) INC.  MESSAGE TO SHAREHOLDERS  15

OPTIMAL PERFORMANCE

A WATERSHED YEAR
Fiscal 2003-2004 was a turning point in the achievement of the Company's growth objectives. We orchestrated strategies and actions to leverage employee productivity, processes and resources in order to set up conditions conducive to optimizing the performance of our administrative and commercial operations. To this end, we re-engineered the Company to ensure a solid foundation capable of supporting our daily challenges and of promoting excellence in all our franchised and corporate outlets.

This year saw the successful completion of the most important transaction in the history of our organization. We reached an agreement to acquire from TDI Consolidated Corporation, a wholly-owned subsidiary of J.C. Penney Corporation, Inc., Eckerd's head office, 1,549 pharmacies and six distribution centres spread across 13 states in the Northeast and mid-Atlantic United States. Thus, as of August 1, 2004, the Jean Coutu Group has been operating 2,204 franchised and corporate outlets in eastern Canada, and in the Northeast and mid-Atlantic United States. By becoming the fourth largest drugstore chain in North America, we are entering 2004-2005 from a position of strength.

In the U.S., the Brooks and Eckerd banners already rank first or second in some 60% of the markets they serve. The geographical concentration of the outlets, their choice location and proximity to very density populated areas, combined with the reputation of the Brooks and Eckerd brands, place the Jean Coutu Group in a position to maintain sustainable growth.

The business model we have espoused since our foray into the U.S. market in 1987, and our steady financial performance, are proof positive that our organization has the ability to maximize the full potential of a corporate network that today boasts 1,885 outlets in the U.S. We plan to leverage this model and our know-how in advanced technologies and quality control processes to enhance both the operational and financial performances of our new Eckerd stores.

16  MESSAGE TO SHAREHOLDERS  THE JEAN COUTU GROUP (PJC) INC.

A SOLID PERFORMANCE AND A PROMISING FUTURE
The results of fiscal 2003-2004 once again attest to the excellence and performance of our PJC franchised outlets and Brooks corporate stores. We continued to expand on the Canadian market by opening nine new branches in Quebec and New Brunswick, and by buying three Pharmasave outlets in Ontario. As for the U.S., the Eckerd acquisition and the opening of five new Brooks branches confirm our leadership in that market and the potential it represents in a rapidly growing industry.

The investments made in improving our outlets and in the fields of training, technology, promotion and marketing have allowed us to set ourselves apart. As drugstore professionals, we make it a priority to guarantee access to top quality services. Growing healthcare needs are prompting us to innovate in the way we do things, promote rapprochement with the next generation of pharmacists and become actively involved in advancing the profession.

Our achievements in 2003-2004 will help support our growth in the years to come. Our growing presence in North America places us in a choice position to turn a new page in our history and guarantees us a most promising future.


"EVERYTHING WE DO IS AIMED AT PROVIDING OUR CUSTOMERS WITH THE BEST IN PHARMACEUTICAL SERVICES TODAY AND IN THE YEARS TO COME, QUALITY OUTLETS THAT OFFER PRODUCTS AND SERVICES SUITED TO THEIR NEEDS, ACCESS TO LOYALTY PROGRAMS, AND A UNIQUE ENVIRONMENT THAT STRIVES FOR EXCELLENCE IN CUSTOMER SERVICE."

                    THE JEAN COUTU GROUP (PJC) INC.  MESSAGE TO SHAREHOLDERS  17

OPPORTUNITIES
Next year we will continue our efforts using a structured approach to optimize the performance of our Canadian and U.S. networks. We will focus on a dynamic approach that relies on the synergy of our resources and the sharing of knowledge in order to reach our full potential. We will make a concerted effort to affirm our leadership on a North American scale, and remain on the lookout for new opportunities to increase our market share and presence in Canada and the U.S.

We will achieve our objectives through best management practices. We will continue to deploy strategies aimed at improving our operating efficiency as well as training programs and other promising initiatives to ensure the highest customer service standards. We will contribute to the advancement of the profession and encourage the next generation of pharmacists in order to guarantee access to and the continuity of quality pharmaceutical care.

ACKNOWLEDGEMENTS
We regretfully announce the retirement of Yvon Bechard, a founding pillar of the Jean Coutu Group. His vast expertise in finance and the economy allowed us to reach unparalleled heights. We thank him for his unwavering devotion and invaluable contribution to the success of our organization.

                                        THE DRUGSTORE INDUSTRY: A BOOMING SECTOR

[CHART]

CANADA
PRESCRIPTION DRUG
SALES FROM 2000 TO 2008

2000      9.8
2001     11.5
2002     12.9
2003     14.1
2004E    15.7
2005E    17.4
2006E    19.3
2007E    21.4
2008E    23.8

SOURCE: IMS HEALTH
E: YEARS 2004-2008 ARE ESTIMATED
(IN BILLIONS CAN$)

[CHART]

UNITED STATES
PRESCRIPTION DRUG
SALES FROM 2000 TO 2008

2000     147.0
2001     172.0
2002     192.0
2003     220.2
2004E    245.9
2005E    275.1
2006E    309.4
2007E    345.0
2008E    383.2

SOURCE: IMS HEALTH
E: YEARS 2004-2008 ARE ESTIMATED
(IN BILLIONS US$)

[GRAPHIC]

satisfaction

                       THE JEAN COUTU GROUP (PJC) INC.  REVIEW OF OPERATIONS  01

[PHOTO]

[THE JEAN COUTU GROUP (PJC) INC. LOGO]

Our priority: customer service

All of the Jean Coutu Group strategies are aimed at offering the best in pharmaceutical care and customer service. The Company's actions in 2003-2004 attest to its know-how and ability to innovate in order to fulfill the needs of a burgeoning market and evolve in step with consumers' changing needs.

02  REVIEW OF OPERATIONS  THE JEAN COUTU GROUP (PJC) INC.

                                           MODERN, QUALITY NEIGHBOURHOOD OUTLETS

[PJC JEAN COUTU LOGO]

[CHART]

RETAIL SALES 2004
CAN$2.603 BILLION(1)

PHARMACY     56%
FRONT-END    44%

(1) Not included in the consolidated financial statements of the Company.

[BROOKS(R) LOGO]

[CHART]

RETAIL SALES 2004
US$1.803 BILLION

PHARMACY     69%
FRONT-END    31%

[ECKERD(R) LOGO]

[CHART]

RETAIL SALES 2004
US$7.892 BILLION(1)(2)

PHARMACY     71%
FRONT-END    29%

(1) Not included in the consolidated financial statements of the Company.
(2) For the 53-week period ended May 1, 2004, for the outlets acquired by the Company on July 31, 2004.

                       THE JEAN COUTU GROUP (PJC) INC.  REVIEW OF OPERATIONS  03

THE JEAN COUTU GROUP HAS ALWAYS SET ITSELF APART IN ITS VISION TO DEVELOP A NETWORK OF FRIENDLY, WELL MERCHANDISED, EASILY ACCESSIBLE OUTLETS IN LINE WITH THE TASTES AND NEEDS OF THE CONSUMERS THEY SERVE.

[GRAPHIC]

[GRAPHIC]

[GRAPHIC]

04  REVIEW OF OPERATIONS  THE JEAN COUTU GROUP (PJC) INC.

EXPANDING AN ADDED-VALUE NORTH AMERICAN NETWORK

CAN

[PJC THE JEAN COUTU GROUP (PJC) INC. LOGO]

The JEAN COUTU Group (PJC) Inc.

FRANCHISEE NETWORK
June 1, 2003 to May 31, 2004

OPENINGS AND IMPROVEMENT PROJECTS
-  7 new PJC Jean Coutu
-  2 new PJC Clinique
-  6 major renovation projects
-  7 expansion projects
-  4 relocations

ACQUISITION OF THREE NEW PHARMASAVE DRUGSTORES IN ONTARIO

ACQUISITION OF SEVEN NEW PROPERTIES IN QUEBEC

Fiscal years ended May 31             2004           2003
---------------------------------------------------------
FRANCHISED
OUTLETS SALES
(IN THOUSANDS OF DOLLARS)        2,603,495      2,418,363
---------------------------------------------------------

NUMBER OF
FRANCHISED OUTLETS
PJC Jean Coutu                         277            270
PJC Clinique                            40             39
PJC Sante Beaute                         2              2
---------------------------------------------------------

EMPLOYEES AT
FRANCHISED OUTLETS                  13,043         12,416
---------------------------------------------------------

INNOVATION
THE JEAN COUTU GROUP REMAINS AN UNCONTESTED LEADER DUE TO ITS CONTINUOUS FRANCHISEE DEVELOPMENT AND IMPROVEMENT INITIATIVES. AMONG THIS YEAR'S NEW OUTLET OPENINGS IS THE SECOND LARGEST OUTLET IN THE COMPANY'S CANADIAN NETWORK. LOCATED IN MONTREAL ON BEAUMONT AVENUE AT THE CORNER OF ROCKLAND AVENUE, THIS NEW BRANCH
OFFERS:

-  A LEADING-EDGE LABORATORY AND A PRIVATE CONSULTATION AREA,
-  A CLINIC OFFERING SPECIALIZED MEDICAL SERVICES,
-  THE MOST ELEGANT PASSION FOR BEAUTY BOUTIQUE,
-  DRIVE-THRU SERVICE,
-  NEARLY 12,000 SQ. FT. OF SHOPPING SPACE.

                       THE JEAN COUTU GROUP (PJC) INC.  REVIEW OF OPERATIONS  05

DURING FISCAL 2003-2004, THE JEAN COUTU GROUP EXPANDED AND CONTINUOUSLY IMPROVED ITS NETWORKS OF CANADIAN AND U.S. OUTLETS.

USA

[BROOKS(R) LOGO]

NETWORK OF CORPORATE OUTLETS
June 1, 2003 to May 31, 2004

OPENINGS AND IMPROVEMENT PROJECTS
-  5 new Brooks pharmacies
-  7 major renovation projects
-  6 relocation projects

ACQUISITION OF EIGHT NEW PROPERTIES
-  2 in Connecticut
-  3 in Massachusetts
-  2 in Vermont
-  1 in Rhode Island

Fiscal years ended May 31             2004           2003
---------------------------------------------------------
CORPORATE
OUTLETS SALES
(IN THOUSANDS OF
AMERICAN DOLLARS)                1,802,585      1,757,035
---------------------------------------------------------

NUMBER OF
CORPORATE OUTLETS                      336            332
---------------------------------------------------------

EMPLOYEES AT
CORPORATE OUTLETS                    8,859          8,075
---------------------------------------------------------

EXPANSION
THE QUALITY OF THE 1,549 ECKERD DRUGSTORES ACQUIRED BY THE JEAN COUTU GROUP ON AUGUST 1, 2004 IS A MAJOR ASSET TO THE COMPANY'S GROWTH AND EXPANSION IN THE U.S.

-   A WELL-ESTABLISHED CHAIN OF OUTLETS WITH QUALITY, WELL-LOCATED REAL ESTATE.
- MAJOR INVESTMENTS MADE OVER THE PAST THREE YEARS TO IMPROVE, RELOCATE AND REMODEL 65% OF THE OUTLETS.
-   DRIVE-THRU SERVICE INTRODUCED IN SOME 680 ECKERD BRANCHES.

06  REVIEW OF OPERATIONS  THE JEAN COUTU GROUP (PJC) INC.

TECHNOLOGY

THROUGH ITS SUBSIDIARY THE RX INFORMATION CENTRE, THE JEAN COUTU GROUP HAS BECOME AN EXPERT IN THE USE OF LEADING-EDGE TECHNOLOGIES TO ENSURE OPTIMAL OPERATIONS MANAGEMENT. THESE TECHNOLOGIES PROVIDE A VERY EFFECTIVE WAY TO INCREASE THE COMPANY'S PROFITABILITY WHILE MAINTAINING THE HIGHEST QUALITY STANDARDS IN CUSTOMER SERVICE AND PHARMACEUTICAL CARE.

PRESCRIPTION SYSTEM
Customized to help pharmacists with their daily administrative tasks, the prescription system is one of the most innovative tools currently used in the field.

In 2003-2004, the Rx Information Centre completed the final implementation phase of the new system in the U.S. In Canada, a new version was developed and rolled out in the New Brunswick outlets. And finally, major modifications were made to the system in light of the forthcoming deployment in the Ontario network.

DISTRIBUTION CENTRES
The Jean Coutu Group continues to rely on state-of-the-art technologies to respond more effectively to the growing needs of a flourishing network of franchisees and corporate outlets. During the year, the radio frequency system in the Canadian distribution network was upgraded and can now use the most advanced wireless technology currently available.

                       THE JEAN COUTU GROUP (PJC) INC.  REVIEW OF OPERATIONS  07

TECHNOLOGY INFRASTRUCTURE
The performance of the technology infrastructure is one of the Company's main concerns. During 2003-2004, computer security and the telecommunications infrastructure serving Quebec's franchisees were analyzed in depth to ensure users secure, reliable facilities capable of meeting their future needs.

Always with an eye to continuous improvement, the U.S. Brooks subsidiary was equipped with a direct store delivery system to optimize the chain's internal control. Using wireless terminals to confirm merchandise deliveries helps the outlets better monitor the quantities received and electronically check costs against invoices. Currently being tested in 15 branches, the system will be rolled out across the chain over the next year.

[GRAPHIC]

THE RX INFORMATION CENTRE IS DEDICATED TO DEVELOPING AND IMPLEMENTING LEADING-EDGE TECHNOLOGY SOLUTIONS AIMED AT MAINTAINING THE OPERATING EFFICIENCY OF THE CANADIAN AND U.S. ESTABLISHMENTS NETWORKS AS WELL AS THE HEAD OFFICES AND DISTRIBUTION CENTRES.

08  REVIEW OF OPERATIONS  THE JEAN COUTU GROUP (PJC) INC.

TRAINING

DAY AFTER DAY, THE JEAN COUTU GROUP SETS ITSELF APART THROUGH THE QUALITY OF ITS SERVICE. BECAUSE A COMPETENT EMPLOYEE BASE IS THE COMPANY'S GREATEST ASSET, THE ORGANIZATION INVESTS IN TRAINING IN ORDER TO PROMOTE AND IMPLEMENT BEST PRACTICES IN PHARMACEUTICAL CARE, CUSTOMER SERVICE, MANAGEMENT, AND COSMETICS.

In 2003-2004, the Company offered to its franchisees programs designed to help them meet their challenges. Health is a key area of focus, and access to quality professional services remains a constant concern. During the year, the Jean Coutu Group therefore developed and launched a training program for lab technicians with a twofold objective: to offer leading-edge training to employees and to ensure the development of competent future technicians. This initiative is a lasting solution that will guarantee pharmacists solid support in the lab, allowing them to devote more time to delivering pharmaceutical care.

                       THE JEAN COUTU GROUP [PJC] INC.  REVIEW OF OPERATIONS  09

[GRAPHIC]

STATE-OF-THE-ART TRAINING PROGRAM
- LABORATORY
- CUSTOMER SERVICE
- COSMETICS


THE JEAN COUTU GROUP CONSIDERS TRAINING TO BE ONE OF THE MOST EFFECTIVE WAYS TO GUARANTEE HIGH-LEVEL PERFORMANCE ACROSS THE ENTIRE ORGANIZATION AS WELL AS SERVICE QUALITY IN BOTH ITS NETWORKS.

10  REVIEW OF OPERATIONS  THE JEAN COUTU GROUP [PJC] INC.

PROFESSIONAL SERVICES

IN CANADA AS IN THE U.S., THE JEAN COUTU GROUP HAS ALWAYS BEEN A LEADER IN PHARMACEUTICAL CARE AND PURSUES ITS MISSION TO CONTINUOUSLY DEVELOP THIS STRATEGIC AREA OF ITS BUSINESS.

TRAINING PROGRAMS, PHARMACIST SUPPORT SERVICES AND THE DESIGN OF MODERN, EFFICIENT LABORATORIES TO FACILITATE LAB WORK ARE PART OF A CONCERTED EFFORT TO ALLOW THE JEAN COUTU GROUP'S PHARMACISTS TO FULFILL THE GROWING NEEDS OF THEIR CLIENTELE.

ADVANCING THE PROFESSION
In the past few years, the Jean Coutu Group has made determined efforts to promote the implementation of long-lasting solutions to contribute to the advancement of the profession. Pharmacists in franchised outlets can rely on The Jean Coutu Academy and the medical and pharmacological information centre to meet their professional development and support needs.

INVESTING IN TOMORROW'S PHARMACISTS
One of the fundamental values of the Jean Coutu Group is to ensure the quality and continuity of professional care offered throughout North America. To this end, the Company makes financial aid and support programs available to students, endeavours to create a quality work environment conducive to the practice of the profession, organizes promotional campaigns and events, and offers educational internship programs.

                       THE JEAN COUTU GROUP [PJC] INC.  REVIEW OF OPERATIONS  11

QUALITY OF PHARMACEUTICAL CARE IS A FUNDAMENTAL AREA IN WHICH THE COMPANY CONTINUOUSLY INNOVATES AND INVESTS IN ORDER TO MEET THE GROWING DEMAND OF A BURGEONING MARKET.

DESIGN AND OPERATION OF MODERN, FRIENDLY LABORATORIES DEVELOPED ON THE BASIS OF A CAREFUL ANALYSIS OF WORK ORGANIZATION AND THE PHYSICAL LAYOUT OF THE PREMISES.

DEVELOPMENT OF A UNIQUE PRESCRIPTION SYSTEM IN NORTH AMERICA.

PRIVATE CONSULTATION AREAS WHERE PHARMACISTS CAN PROVIDE CUSTOMERS WITH PERSONALIZED SERVICE.

[PHOTO]

12  REVIEW OF OPERATIONS  THE JEAN COUTU GROUP [PJC] INC.

DIVERSITY AND SATISFACTION

DURING THE YEAR, THE COMPANY'S ENTIRE MERCHANDISING STRATEGIES AND EFFORTS WERE GEARED TO MAKING PJC AND BROOKS OUTLETS THE DESTINATION OF CHOICE FOR CONSUMERS. IN FACT, THE JEAN COUTU GROUP WORKS TIRELESSLY TO OFFER PRODUCTS AND SERVICES THAT FULFILL THE REQUIREMENTS.

LOYALTY PROGRAMS
Attracting an impressive number of enrolments, the AIR Miles(TM) reward program launched in May 2003 in all PJC branches in Quebec has been a resounding success.

For its part, Brooks Pharmacy joined the UPROMISE program in April 2004. Under this innovative program, rebates are deposited in college savings accounts set up by customers for their children.

                       THE JEAN COUTU GROUP [PJC] INC.  REVIEW OF OPERATIONS  13

DIGITAL PHOTO PROCESSING SERVICE
Just one year after its introduction, the Jean Coutu Group has once again made its mark in the digital photography sector. The speed and quality of the digital photo development facilities set up in all its franchised outlets have propelled it to number one in its sector. Focusing on offering rapid, efficient service, the Company offers two ordering methods: online through its web site or in-store.

In the U.S., all Brooks outlets offer next-day photofinishing. Self-service digital print kiosks are available in 77 outlets, while 144 outlets are equipped with a self-service Kodak Picture Maker unit that allows customers to make copies and enlargements from their favourite prints.

BEAUTY AND COSMETICS
Always attuned to beauty care trends, the Jean Coutu Group continually sets itself apart by offering a variety of products that appeal to a vast clientele.

In Canada, the Jean Coutu Group is the first company to market the professional MAKE UP FOR EVER line in pharmacies. The line will make its debut in the PASSION FOR BEAUTY BOUTIQUE of its new outlet on Beaumont Street in Montreal. In the U.S., the success of the dermocosmetics section introduced in Brooks outlets two years ago prompted the Company to expand the concept to three branches in Massachusetts in 2003-2004.

14  REVIEW OF OPERATIONS  THE JEAN COUTU GROUP [PJC] INC.

          OUR CUSTOMERS: PRIORITY #1

[GRAPHIC] MORE THAN 240,000 PJC CUSTOMERS IN QUEBEC HAVE ENROLLED IN THE AIR
          MILES(TM) PROGRAM SINCE ITS LAUNCH IN MAY 2003, A COMPELLING TESTIMONY TO ITS POPULARITY.

Upromise(R)

          LAUNCHED IN BROOKS PHARMACIES IN APRIL 2004, THE UPROMISE PROGRAM ALLOWS CUSTOMERS TO SAVE FOR THEIR CHILDREN'S COLLEGE EDUCATION.

[GRAPHIC] INNOVATING IN DIGITAL PHOTOGRAPHY, THE JEAN COUTU GROUP IS DEPLOYING
          SELF-SERVE KIOSKS AND Kodak Picture Maker UNITS IN THE U.S. AND IS THE FIRST DRUGSTORE RETAILER IN QUEBEC TO DEVELOP DIGITAL PHOTOS, WITH NEARLY 5 MILLION PHOTOS PRINTED IN 2003-2004.

[GRAPHIC] A PIONEER IN THE MARKETING OF DERMOCOSMETICS IN NORTH AMERICAN
          DRUGSTORES, THE JEAN COUTU GROUP TODAY HAS 132 PJC FRANCHISED OUTLETS IN CANADA WITH A DERMO-COSMETICS SECTION, INCLUDING 47 EQUIPPED WITH A SKIN ANALYZER. IN THE U.S., THE COMPANY IS CONTINUING ITS EXPANSION IN THIS INCREASINGLY POPULAR SECTOR.

[GRAPHIC] PJC AND BROOKS FLYERS ARE IMPORTANT PROMOTIONAL VEHICLES WITH A WEEKLY
          CIRCULATION OF MORE THAN 2 MILLION COPIES IN CANADA AND OVER 4 MILLION IN THE U.S.

          THE WEB SITES OF THE TWO OUTLETS NETWORKS ALLOW CUSTOMERS TO ACCESS A HOST OF PRACTICAL HEALTH AND BEAUTY INFORMATION AT ANY TIME, AS WELL AS THE WEEKLY FLYER PROMOTIONS AND LOYALTY PROGRAMS.

          (R) TM Trademarks of AIR MILES International Trading B.V. Used under licence by Loyalty Management Group Canada Inc. and The Jean Coutu Group (PJC) Inc.

                       THE JEAN COUTU GROUP [PJC] INC.  REVIEW OF OPERATIONS  15

[GRAPHIC]

PJC AND BROOKS OUTLETS OFFER A VAST SELECTION OF PRIVATE LABEL PRODUCTS AND EXCLUSIVE IMPORTED ITEMS THAT ARE A HIT WITH CONSUMERS DUE TO THEIR QUALITY AND COMPETITIVE PRICE.

16  REVIEW OF OPERATIONS  THE JEAN COUTU GROUP [PJC] INC.

CORPORATE CITIZENSHIP

CLOSE TO THE PEOPLE AND THEIR COMMUNITIES, THE JEAN COUTU GROUP HAS ALWAYS HELPED SUPPORT SEVERAL ORGANIZATIONS AND CONTRIBUTES TO THE ADVANCEMENT OF SOCIETY, PARTICULARLY THOSE INVOLVED IN HEALTH-RELATED MATTERS. IN ALL, OVER $1,000,000 WAS DONATED TO HOSPITAL FOUNDATIONS, RESEARCH CENTRES AND PHARMACEUTICAL FACULTIES LAST YEAR.

THE JEAN COUTU GROUP DONATED $200,000 TO THE FONDATION DE L'HOPITAL SAINTE-JUSTINE IN 2003-2004. THE COMPANY HAS COMMITTED TO DONATING A TOTAL OF SOME $2 MILLION TO THE FOUNDATION OVER THE NEXT 10 YEARS.

MORE THAN 200 ORGANIZATIONS, FOUNDATIONS, RESEARCH INSTITUTES AND PHARMACEUTICAL FACULTIES HAVE RECEIVED SUPPORT FROM THE JEAN COUTU GROUP.

[GRAPHIC]

THE MARCELLE AND JEAN COUTU FOUNDATION GRANTED $12.5 MILLION TO UNIVERSITE DE MONTREAL IN 2002 TO BUILD A NEW PHARMACEUTICAL FACULTY BUILDING. ITS INAUGURATION IS SCHEDULED FOR THIS YEAR.

[GRAPHIC]

THE RESULTS OF FISCAL 2003-2004 ONCE AGAIN ATTEST TO THE EXCELLENCE AND PERFORMANCE OF OUR PJC FRANCHISED OUTLETS AND BROOKS CORPORATE STORES.

       THE JEAN COUTU GROUP [PJC] INC.  MANAGEMENT'S DISCUSSION AND ANALYSIS  21

MANAGEMENT'S DISCUSSION AND ANALYSIS

THE DISCUSSION THAT FOLLOWS PROVIDES AN ANALYSIS OF THE CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION OF THE JEAN COUTU GROUP (PJC) INC. (THE JEAN COUTU GROUP) AS AT MAY 31, 2004. THE MANAGEMENT'S DISCUSSION AND ANALYSIS THAT FOLLOWS CONCERNS THE JEAN COUTU GROUP INDEPENDENTLY AND DOES NOT INCLUDE ECKERD OPERATIONS EXCEPT WHEN THE ECKERD ACQUISITION IS SPECIFICALLY MENTIONED.

EXCEPT WHERE OTHERWISE INDICATED, ALL FINANCIAL INFORMATION HEREIN IS EXPRESSED IN CANADIAN DOLLARS AND DETERMINED ON THE BASIS OF CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP). HOWEVER, IT SHOULD BE NOTED THAT AS OF THE FIRST QUARTER OF FISCAL 2004-2005, ENDING AUGUST 31, 2004, THE FINANCIAL DATA WILL APPEAR IN U.S. DOLLARS, IN ACCORDANCE WITH CANADIAN GAAP, WHICH WILL MORE ACCURATELY REFLECT THE OPERATING RESULTS OF THE COMPANY, PARTICULARLY SINCE THE ECKERD ACQUISITION FINALIZED JULY 31, 2004. THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES AS AT MAY 31, 2004. ADDITIONAL INFORMATION RELATING TO THE JEAN COUTU GROUP IS ALSO AVAILABLE ON SEDAR AT www.sedar.com.

FORWARD LOOKING STATEMENTS
This report contains certain "forward-looking statements" as defined in the PRIVATE SECURITIES LITIGATION REFORM ACT of 1995. Any statement in this report not based on historical fact may be deemed a forward-looking statement. When used in this report, the words "believe,""intend,""expect,""estimate"and other similar expressions are generally intended to identify forward-looking statements. Such statements are not guarantees of the future performance of the Jean Coutu Group or its industry and involve known and unknown risks and uncertainties that may cause the outlook, the actual results or performance of the Jean Coutu Group or of its reportable segments to be materially different from any future results or performance expressed or implied by such statements.

COMPANY PROFILE
We exercise our pharmaceutical activities in two broad geographic areas, eastern Canada and the eastern United States and in two types of outlets: franchised outlets (PJC) and corporate owned outlets (Brooks).

As at May 31, 2004, our network of PJC and Brooks outlets was broken down as follows geographically and by type of outlet:

                                        CORPORATE-
                        FRANCHISED           OWNED
                           OUTLETS         OUTLETS     TOTAL
------------------------------------------------------------
Canada                         319(1)            -       319
United States                    -             336       336
------------------------------------------------------------
Total                          319(1)          336       655
------------------------------------------------------------

(1) Excluding the three Pharmasave outlets.

CANADA. In Canada, our activities are divided into two major segments. The first involves our franchising activities, which include operating a distribution centre and providing services to our PJC franchised outlets. These services comprise centralized purchasing, distribution, marketing, training, human resources, management, operational consulting and information systems, as well as participation in our private label program. Our PJC franchisees own and manage their outlets and are responsible for merchandising and financing their inventory. They must provision their outlets from our distribution centre provided that the products requested are available and priced lower than other suppliers. We supply our PJC franchisees with approximately 72% of their products, including almost all prescription drugs. Although PJC outlet sales are not included in our revenues, an increase or decrease in this regard will directly affect our performance as it impacts distribution centre sales and royalties.

Our second segment in Canada is real estate. The Jean Coutu Group has considerable real estate assets. As at May 31, 2004, we owned 166 properties, of which 126 housed PJC franchised outlets. We also sublease 193 locations to other PJC franchisees under non-cancellable leases signed directly with the lessees. Our real estate strategy is centered on acquiring first-rate sites close to medical clinics so that they meet the needs of our franchisees and help them control costs. Every property is acquired with this strategy in mind.

UNITED STATES. In the U.S., we operate a network of 336 outlets under the Brooks banner, and one distribution centre.

22  MANAGEMENT'S DISCUSSION AND ANALYSIS  THE JEAN COUTU GROUP [PJC] INC.

SELECTED FINANCIAL DATA
The following table presents some financial data for the fiscal years ended May 31, 2004, 2003 and 2002.

for the fiscal year ended                       2004          2003          2002
--------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                          $             $             $
                                                          RESTATED       RESTATED
OPERATING RESULTS
Revenues(1)
  Canada                                   1,667,562     1,355,163     1,422,285
  United States                            2,428,576     2,692,400     2,054,546
--------------------------------------------------------------------------------
                                           4,096,138     4,047,563     3,476,831
--------------------------------------------------------------------------------

Cost of goods sold
  Canada                                   1,364,725     1,092,367     1,170,588
  United States                            1,814,622     2,014,695     1,540,323
--------------------------------------------------------------------------------
                                           3,179,347     3,107,062     2,710,911
--------------------------------------------------------------------------------

General and operating expenses
  Canada                                     122,501       112,608       104,573
  United States                              464,217       515,727       396,517
--------------------------------------------------------------------------------
                                             586,718       628,335       501,090
--------------------------------------------------------------------------------

Amortization
  Canada(2)                                    9,395         8,739         7,770
  United States                               42,165        45,811        34,828
--------------------------------------------------------------------------------
                                              51,560        54,550        42,598
--------------------------------------------------------------------------------

Operating income
  Canada                                     169,382       141,449       139,354
  United States                              109,131       116,167        82,878
--------------------------------------------------------------------------------
                                             278,513       257,616       222,232
--------------------------------------------------------------------------------

Financial expenses                            20,041        27,231        17,086
Income before income taxes                   258,472       230,385       205,146
Income taxes                                  81,549        70,293        68,672
--------------------------------------------------------------------------------
Net income                                   176,923       160,092       136,474
--------------------------------------------------------------------------------

Earnings per share
  Basic                                         0.78          0.71          0.61
  Diluted                                       0.78          0.70          0.60
--------------------------------------------------------------------------------

(1) Revenues comprise sales and other revenues.
(2) Excludes amortization of incentives paid to franchisees, which is applied against royalties included in other revenues.

       THE JEAN COUTU GROUP [PJC] INC.  MANAGEMENT'S DISCUSSION AND ANALYSIS  23

                                                          2004           2003           2002
--------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                    $              $              $
                                                                     RESTATED       RESTATED
OTHER OPERATING DATA
Gross profit
  Canada                                                91,687         68,297         71,885
  United States                                        604,903        666,913        503,137
--------------------------------------------------------------------------------------------
                                                       696,590        735,210        575,022
--------------------------------------------------------------------------------------------

Gross margin
  Canada                                                   6.3%           5.9%           5.8%
  United States                                           25.0%          24.9%          24.6%
--------------------------------------------------------------------------------------------

Earnings before interest, taxes depreciation and
 amortization (EBITDA)                                 334,166        316,776        269,276
  Reconciliation of EBITDA with net income
  Net income                                           176,923        160,092        136,474
  Interest on long-term debt                            16,394         22,008         13,556
  Other interest                                         3,647          5,223          3,530
  Income taxes                                          81,549         70,293         68,672
--------------------------------------------------------------------------------------------
Operating income                                       278,513        257,616        222,232
--------------------------------------------------------------------------------------------

Amortization                                            51,560         54,550         42,598
Amortization of incentives paid to franchisees           4,093          4,610          4,446
--------------------------------------------------------------------------------------------
EBITDA                                                 334,166        316,776        269,276
--------------------------------------------------------------------------------------------

Total assets                                         1,834,786      1,716,632      1,658,200
--------------------------------------------------------------------------------------------

Long-term debt                                         231,261        262,981        324,083
--------------------------------------------------------------------------------------------

NETWORK DATA
Network sales
  Canada(1)                                          2,603,495      2,418,363      2,264,451
  United States                                      2,419,525      2,681,608      2,043,460
--------------------------------------------------------------------------------------------

Sales growth--same-store basis
 Canada(1)
  Total                                                    6.8%           4.6%           8.8%
  Front-store                                              2.3%           0.4%           2.7%
  Pharmaceutical                                          10.3%           8.6%          15.0%
 United States(2)
  Total                                                    4.3%           6.3%          11.5%
  Front store                                              2.1%           2.1%           4.0%
  Pharmaceutical                                           5.3%           8.3%          15.3%
--------------------------------------------------------------------------------------------

(1) Franchised outlet sales are not included in the Company's consolidated financial statements.
(2) Growth of same-stores sales for the years ended May 31, 2004 and 2003 are adjusted to reflect the fact that the year ended May 31, 2003 was a 53-week period for the U.S. operations.

24  MANAGEMENT'S DISCUSSION AND ANALYSIS  THE JEAN COUTU GROUP (PJC) INC.

DEFINITION OF FINANCIAL DATA
REVENUES
Revenues consist of Canadian and U.S. sales plus other revenues derived from franchising, real estate and retail sales.

CANADA. Merchandise sales from our distribution centre to PJC franchisees account for most of our sales in Canada. PJC sales are not included in our revenues. However, changes in their sales directly affect our revenues since PJC franchisees purchase most of their inventory from our distribution centre. Canadian sales for the year ended May 31, 2004 include sales by our three corporate outlets operating in Ontario under the Pharmasave banner. These outlets accounted for less than one percent of Canadian sales in 2003-2004.

Other revenues consist of royalties from our franchisees based on a percentage of sales and include advertising revenues, rent generated by our real estate division and charge backs to our franchisees in exchange for certain services.

UNITED STATES. U.S. sales consist of retail sales generated by outlets operating under the Brooks banner.

Other revenues include rental income from our U.S. owned properties leased to unrelated parties, and miscellaneous U.S. vendor revenues.

GROSS PROFIT
Gross profit is calculated as follows: sales minus the cost of goods in our distribution centre for our Canadian operations, and the cost of goods in store for the U.S. network.

GENERAL AND OPERATING EXPENSES
General and operating expenses comprise costs associated with salaries and benefits, repairs and maintenance, insurance, distribution centre and professional fees, as well as costs incurred by our real estate division.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
Although earnings before interest, income taxes, depreciation and amortization (EBITDA) are not a performance measure defined by Canadian GAAP, management uses this measure to evaluate the operating and financial performance of its reportable segments. Moreover, our definition of EBITDA may differ from the one used by other companies. EBITDA is reconciled with net income--a performance measure defined by Canadian GAAP--in the table of selected financial data included in this report.

EXCHANGE RATE DATA
The assets and liabilities of our U.S. subsidiaries are translated into Canadian dollars at the exchange rate in effect on the date of the balance sheet. Sales and expenses are translated at the average monthly rates in effect during the period. The following table shows exchange rates based on the Bank of Canada closing rate expressed as Canadian dollars per US$1.00.

                       May 31, 2004    May 31, 2003   May 31, 2002
------------------------------------------------------------------
Average rate(1)              1.3430          1.5250         1.5680
Closing rate                 1.3634          1.3685         1.5280
------------------------------------------------------------------

(1) Calculated using the average of the closing exchange rates of each day of the period indicated.

COMPARISON OF THE YEARS ENDED MAY 31, 2004 AND MAY 31, 2003
REVENUES
Total revenues rose $48.6 million or 1.2% to $4.096 billion for the year ended May 31, 2004, against $4.048 billion for the same period in 2003.

CANADA. Revenues from Canadian operations reached $1.668 billion, an increase of $312.4 million or 23.1%. This strong growth takes into account the closing of our distribution centre for 58 days in fiscal 2003 due to a labour dispute. These revenues also reflect the fact that we had 8 more PJC franchised outlets, we renovated or moved 17 outlets, and we experienced a growth in PJC sales. For the year ended May 31, 2004, on a same-store basis, total PJC sales increased by 6.8%, pharmaceutical sales gained 10.3% and front-store sales picked up 2.3% year-over-year.

UNITED STATES. Revenues from U.S. operations were $2.429 billion, down $263.8 million or 9.8% from last year. The drop in exchange rate between the two years had a negative impact of $332.8 million on total revenues. Expressed in U.S. dollars, operating revenues grew $45.2 million or 2.6% to $1.809 billion. It is to consider that fiscal 2003 included an extra week in terms of operations. Finally, on a same-store and comparable week basis, total sales increased by 4.3%, pharmaceutical sales gained 5.3% and front-store sales picked up 2.1% year-over-year.

       THE JEAN COUTU GROUP (PJC) INC.  MANAGEMENT'S DISCUSSION AND ANALYSIS  25

GROSS PROFIT
Gross profit was $696.6 million, a decrease of $38.6 million or 5.3% from 2003.

CANADA. Gross profit from Canadian operations jumped $23.4 million or 34.2% over last year to $91.7 million. This strong gain owes to the same factors that influenced revenue growth, i.e., the 2003 labour dispute and network expansion. Gross margin improved from 5.9% to 6.3%.

UNITED STATES. Gross profit from U.S. operations stood at $604.9 million, down $62.0 million or 9.3% from 2003, reflecting a depreciation of the greenback that amounted to $82.6 million. Gross profit calculated over the same number of weeks and in U.S. dollars rose 5.0% year-over-year while gross margin remained the same compared with last year (25.0% in 2004 and 24.9% in 2003).

GENERAL AND OPERATING EXPENSES
General and operating expenses ended the year at $586.7 million, down $41.6 million or 6.6% from the same period in 2003. This decrease is essentially attributable to the U.S. operations, because of the lower exchange rates and the additional week in fiscal 2003. General and operating expenses improved on the Canadian side, representing 7.4% of revenues versus 8.3% last year and remained stable in the U.S. (19.1% in 2004 and 19.2% in 2003).

EBITDA
EBITDA advanced 5.5% over 2003 to $334.2 million. The green-back's depreciation had a negative impact of $20.8 million on EBITDA. As a percentage of revenues, EBITDA improved, ending the year at 8.2%, compared with 7.8% in 2003, due to streamlining and innovation efforts. Information technology, an aspect on which the Company places great importance, also helped improve the efficiency of both administrative services and distribution centres. The increase in EBITDA and EBITDA margin for the year ended May 31, 2004 is attributable to both Canadian and U.S. operations.

AMORTIZATION
Amortization was $51.6 million, down $3.0 million or 5.5% from 2003. This decrease stems from the drop in the exchange rate between the two years, which trimmed amortization by $5.8 million after conversion of U.S. operating results into Canadian dollars for inclusion in our consolidated financial statements.

FINANCIAL EXPENSES
Financial expenses were $20.0 million during the year, a reduction of $7.2 million or 26.4% over the year-earlier period. Two factors explain this improvement. First, with regards to our U.S. debt load, the effect of the greenback's depreciation represented $2.7 million for the year. Second, on the Canadian side, we used our line of credit to a lesser extent than last year.

INCOME TAXES
Income taxes increased $11.3 million or 16.0% over 2003 to $81.5 million. Our effective tax rate rose from 30.5% last year to 31.6%.

COMPARISON OF THE YEARS ENDED MAY 31, 2003 AND MAY 31, 2002
REVENUES
Total revenues advanced $570.7 million or 16.4% from $3.477 billion in 2002 to $4.048 billion in 2003.

CANADA. Revenues from Canadian operations stood at $1.355 billion, down $67.1 million or 4.7%, reflecting the 58-day labour dispute in our distribution centre during 2003. Notwithstanding the impact of the labour dispute, revenues reflect an increase in the number of PJC franchised outlets in 2003 as well as a general improvement in PJC sales. During the year, 9 franchised outlets joined the network and 22 outlets renovated, expanded or moved. In 2003, on a same-store basis, total PJC network sales advanced 4.6%, pharmaceutical sales gained 8.6% and front-store sales picked up 0.4% over 2002.

UNITED STATES. Revenues from U.S. operations jumped 31.0% or $637.9 million in 2002 to $2.692 billion in 2003, fuelled mainly by the acquisition of 80 OSCO stores in January 2002. Part of this growth is also explained by the fact that fiscal 2003 had 53 weeks. On a same-store and comparable week basis, total sales calculated in U.S. dollars rose 6.3%, front-store sales advanced 2.1% and pharmaceutical sales climbed 8.3%, driven by higher prescription volume and an increase in drug prices due to inflation in the first and second quarters of the year ended May 31, 2003.

26  MANAGEMENT'S DISCUSSION AND ANALYSIS  THE JEAN COUTU GROUP (PJC) INC.

GROSS PROFIT
Gross profit jumped 27.9% to $735.2 million over 2002.

CANADA. Gross profit from Canadian operations shrank $3.6 million or 5.0% from 2002 to $68.3 million as a result of the 58-day labour dispute at the Canadian distribution centre in 2003. Gross margin remained stable (5.9% in 2003 and 5.8% in 2002).

UNITED STATES. Gross profit from U.S. operations soared $163.8 million or 32.6% from 2002 to $666.9 million in 2003 as a result of the acquisition of 80 OSCO stores in January 2002 and by the fact that the year ended May 31, 2003 was a 53-week period. Gross margin rose to 24.9% from 24.6% in 2002.

GENERAL AND OPERATING EXPENSES
General and operating expenses grew $127.2 million or 25.4% over 2002 to $628.3 million a year later. This significant increase stems primarily from integration expenses related to the OSCO acquisition. Expressed as a percentage of revenues, Canadian general and operating expenses rose from 7.4% in 2002 to 8.3% in 2003 as a result of the labour dispute. The U.S. ratio remained unchanged (19.2% in 2003 and 19.3% in 2002).

EBITDA
EBITDA climbed 17.6% from 2002 to $316.8 million. As a percentage of revenues, EBITDA was 7.8%, virtually unchanged from the 7.7% recorded in 2002.

AMORTIZATION
Amortization jumped $12.0 million or 28.1% from 2002 to $54.6 million, chiefly due to our U.S. operations, which recorded a $10.0 million increase in amortization following the acquisition of 80 OSCO outlets in January 2002.

FINANCIAL EXPENSES
Financial expenses were $27.2 million, up $10.1 million or 59.4% as a result of bank loans used to finance the acquisition of 80 OSCO outlets in January 2002.

INCOME TAXES
Income taxes were $70.3 million, $1.6 million or 2.4% higher than in 2002. Our effective tax rate declined from 33.5% in 2002 to 30.5%.

FOURTH QUARTER
For the three-month period ended May 31, 2004, the revenues of the Jean Coutu Group's Canadian operations amounted to $439.6 million, a 14.3% increase over the $384.6 million recorded in the corresponding year-ago period. U.S. operations generated revenues of US$456.3 million compared to US$438.1 million last year, an increase of 4.1%.

The Company's net income rose 11.0% over the same period last year to $43.0 million ($0.19 per share).

EBITDA amounted to $82.9 million against $75.7 million in the year-earlier quarter.

The Jean Coutu Group's Canadian franchise network recorded retail sales of $669.4 million, compared to $626.9 million for the same period last year. The U.S. corporate outlets network posted retail sales of US$457.4 million, against US$436.6 million in last year's fourth quarter.

       THE JEAN COUTU GROUP (PJC) INC.  MANAGEMENT'S DISCUSSION AND ANALYSIS  27

UNAUDITED QUARTERLY FINANCIAL DATA
The following consolidated financial data was drawn from the unaudited interim consolidated financial statements for the last eight quarters.

                                                              YEAR       MAY 31,      FEBRUARY 29,    NOVEMBER 30,      AUGUST 31,
                                                              2004          2004           2004(2)         2003(2)         2003(2)
----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS EXCEPT AMOUNTS PER SHARE)               $             $                 $               $               $
REVENUES(1)
Franchising                                              1,600,204         421,517         403,161         409,462         366,064
Real estate                                                 67,358          18,049          17,131          15,677          16,501
Retail sales                                             2,428,576         615,167         616,363         588,441         608,605
----------------------------------------------------------------------------------------------------------------------------------
                                                         4,096,138       1,054,733       1,036,655       1,013,580         991,170
----------------------------------------------------------------------------------------------------------------------------------

EXPENSES
Cost of goods sold                                       3,179,347         820,940         801,858         792,413         764,136
General and operating expenses                             586,718         151,681         147,677         141,112         146,248
Amortization                                                51,560          13,985          12,638          12,437          12,500
----------------------------------------------------------------------------------------------------------------------------------
                                                         3,817,625         986,606         962,173         945,962         922,884
----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                           278,513          68,127          74,482          67,618          68,286
----------------------------------------------------------------------------------------------------------------------------------

Interest on long-term debt                                  16,394           3,900           3,952           4,171           4,371
Other interest                                               3,647             678           1,128             567           1,274
----------------------------------------------------------------------------------------------------------------------------------
                                                            20,041           4,578           5,080           4,738           5,645
----------------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                 258,472          63,549          69,402          62,880          62,641
INCOME TAXES                                                81,549          20,586          21,775          19,487          19,701
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                 176,923          42,963         47, 627          43,393          42,940
----------------------------------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE
  Basic                                                       0.78            0.19            0.21            0.19            0.19
  Diluted                                                     0.78            0.19            0.21            0.19            0.19
----------------------------------------------------------------------------------------------------------------------------------

(1) Revenues comprise sales and other revenues.
(2) Restated.

28  MANAGEMENT'S DISCUSSION AND ANALYSIS  THE JEAN COUTU GROUP (PJC) INC.

UNAUDITED QUARTERLY FINANCIAL DATA
(continued)

                                                              Year         May 31,    February 28,    November 30,      August 31,
                                                           2003(2)         2003(2)         2003(2)         2002(2)      2002(2)(3)
----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS EXCEPT AMOUNTS PER SHARE)               $               $               $               $               $
REVENUES(1)
Franchising                                              1,292,824         367,483         228,726         351,381         345,234
Real estate                                                 62,339          17,073          15,675          14,640          14,951
Retail                                                   2,692,400         631,912         693,343         666,543         700,602
----------------------------------------------------------------------------------------------------------------------------------
                                                         4,047,563       1,016,468         937,744       1,032,564       1,060,787
----------------------------------------------------------------------------------------------------------------------------------

EXPENSES
Cost of goods sold                                       3,107,062         787,714         702,912         795,604         820,832
General and operating expenses                             628,335         154,288         154,658         157,414         161,975
Amortization                                                54,550          12,734          13,805          13,924          14,087
----------------------------------------------------------------------------------------------------------------------------------
                                                         3,789,947         954,736         871,375         966,942         966,894
----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                           257,616          61,732          66,369          65,622          63,893
----------------------------------------------------------------------------------------------------------------------------------

Interest on long-term debt                                  22,008           4,877           5,385           5,615           6,131
Other interest                                               5,223           1,306           1,499           1,167           1,251
----------------------------------------------------------------------------------------------------------------------------------
                                                            27,231           6,183           6,884           6,782           7,382
----------------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                 230,385          55,549          59,485          58,840          56,511
INCOME TAXES                                                70,293          16,818          17,938          17,795          17,742
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                 160,092          38,731          41,547          41,045          38,769
----------------------------------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE
  Basic                                                       0.71            0.17            0.18            0.18            0.17
  Diluted                                                     0.70            0.17            0.18            0.18            0.17
----------------------------------------------------------------------------------------------------------------------------------

(1) Revenues comprise sales and other revenues.
(2) Restated.
(3) 14-week quarter for the U.S. operations.

CASH POSITION AND FINANCING SOURCES
The Company's cash flows are generated by: i) the sale of prescription drugs and other products by our corporate-owned outlets, ii) merchandise sales and rent from properties leased to our PJC franchisees, iii) the collection of royalties from PJC franchisees, and iv) rent from properties leased to tenants other than PJC franchisees. These cash flows are mainly used: i) to purchase products for resale, ii) to finance operating expenses, iii) for debt service, iv) to acquire real estate and v) to finance capital expenditures incurred to renovate and open outlets and replace equipment. We have typically financed capital expenditures, working capital requirements and other acquisitions through cash flow from operating activities and an operating line of credit. Our larger acquisitions have been financed through long-term loans and directly or indirectly, through proceeds from share issuance.

CASH FLOW FROM OPERATING ACTIVITIES
Operating cash flow was $245.5 million for the year ended May 31, 2004, compared with $213.6 million in fiscal 2003. This increase results from changes in working capital.

CASH FLOW FROM INVESTING ACTIVITIES
Cash flow from investing activities stood at $117.3 million for the year ended May 31, 2004, compared with $154.2 million in fiscal 2003. Both Canadian and U.S. operations invested similar amounts in their respective activities during the year. Canadian investments in capital assets amounted to $41.7 million,

       THE JEAN COUTU GROUP (PJC) INC.  MANAGEMENT'S DISCUSSION AND ANALYSIS  29

compared with $58.5 million for the same period in 2003. These investments are mainly related to real estate activities. The U.S. operations invested $57.9 million in capital assets during the year--mostly for improvements to our Brooks outlets--versus $85.0 million a year earlier.

CASH FLOW FROM FINANCING ACTIVITIES
During the year ended May 31, 2004, we used cash flows totalling $97.1 million, of which $72.5 million was used to repay the debt and $27.2 million for dividends.

CAPITAL STOCK
On February 27, 2004, 3,750,000 Class B shares were exchanged for an equivalent number of Class A subordinate voting shares. In addition, 353,960 new Class A subordinate voting shares were issued due to the exercise of stock options.

These transactions bring the total number of Class A subordinate voting shares to 106,673,510 and the number of Class B shares to 120,250,000 as at May 31, 2004.

In July 2004, 33,350,000 Class A subordinate voting shares were issued in a public offering.

CONTRACTUAL AND COMMERCIAL COMMITMENTS
The following table presents a summary of our principal contractual obligations for the next five years.

                                        2005          2006          2007          2008          2009    thereafter         Total
--------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                  $             $             $             $             $             $             $
Long-term debt                        30,167        66,710        84,402       104,804        78,907     3,119,970     3,484,960
Capital lease obligations                670           488           304           169             -             -         1,631
Operating lease obligations           60,905        53,369        46,934        39,459        32,295       153,722       386,684
Inventories and capital
 assets commitments                   67,828             -             -             -             -             -        67,828
--------------------------------------------------------------------------------------------------------------------------------
Total                                159,570       120,567       131,640       144,432       111,202     3,273,692     3,941,103
--------------------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT
The term loan, the balance of which was CAN$252,229,000 or US$185,000,000 as at May 31, 2004, was refinanced and integrated into the Eckerd financing on July 31, 2004. The information above reflects the refinancing described in Note 25 to the financial statements of this Annual Report.

CAPITAL LEASE OBLIGATIONS
We use few capital leases as a means of financing. Obligations in connection with these contracts and related assets are included in our consolidated balance sheet.

OPERATING LEASE OBLIGATIONS
We lease a significant portion of our properties through conventional operating leases. In Canada and the U.S., property leases typically have an initial term of 10 years and 10-20years respectively. A renewal option is offered in both cases.

Operating leases until 2022 amounted to $386,684,000 and are mostly in connection with properties that are leased in our Canadian and U.S. operations. In Canada, we also signed lease and sublease agreements under which we will receive minimum payments totalling $310,886,000 until 2022 which are not included in the table above.

30  MANAGEMENT'S DISCUSSION AND ANALYSIS  THE JEAN COUTU GROUP (PJC) INC.

GUARANTEES AND BUYBACK AGREEMENTS
The Company has guaranteed reimbursement of certain bank loans contracted by franchisees to a maximum amount of $11,991,000 ($17,626,000 in 2003). The Company is also committed to financial institutions to purchase the equipment and inventories of some of its franchisees. As of May 31, 2004, the maximum value of the equipment and inventories buyback agreements was approximately $28,695,000 and $74,127,000 respectively ($29,858,000 and $66,374,000 in 2003).

SWAP CONTRACT
We also entered into a swap contract at a fixed interest rate of 4.34% maturing in January 2005 as a hedge against interest rate fluctuations on our term loan, which amounted to CAN$252,229,000 or US$185,000,000 as at May 31, 2004.

RELATED PARTY TRANSACTIONS
Our operations include transactions with two shareholders with significant influence on the Company. Jean Coutu, founder and Chairman of the Board, owned a PJC franchise as at May 31, 2004 and 2003. Francois Jean Coutu, the Company's President and CEO, owned four PJC franchises as at May 31, 2003 and one as at May 31, 2004.

The transactions between the Jean Coutu Group and these two shareholders are executed in the normal course of business. Details of these transactions are provided in Note 21 of the financial statements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
ESTIMATES
This management's discussion and analysis of financial position and operating results is based on our consolidated financial statements, which have been prepared in accordance with Canadian GAAP. The preparation of these consolidated financial statements and related notes requires us to make estimates and assumptions that affect the reported amounts. These estimates are based on our historical experience and various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. The use of different estimates could have resulted in different amounts than those presented. Actual results could differ from these estimates.

INVENTORY
Our inventory consists primarily of products acquired for resale, including prescription drugs and over-the-counter medications, as well as household, cosmetic and photography products. Inventory is valued at the lower of cost and net realizable value, the cost being determined using the first in, first out method and selling price less a normal gross profit method. Determining gross profit margins requires that management make judgments and estimates that could affect inventory valuation at the end of the year and operating results.

INTANGIBLE ASSETS
Intangible assets with finite life are recorded at cost and are made up of customer prescription files, non-compete agreements and leasehold interests. Prescription files are generally amortized over a period of five years, non-compete agreements over the service lives of the agreements and leasehold interests over the residual term of the leases. The use of different assumptions with regards to the duration of useful life could give rise to different book values for the intangible assets.

GOODWILL
Goodwill represents the excess of the acquisition cost of companies over the fair value of the identifiable net assets acquired. Goodwill is tested for impairment annually or more frequently when changes in circumstances indicate a potential impairment. An impairment test may be necessary if a return is clearly insufficient in relation to historical or projected operating results, material changes in the use of acquired assets or in the Company's broad strategy, and significant negative economic or segmented trends. For the purpose of our analysis on impairment, we use estimates and assumptions to establish the fair value of our reporting units. If these assumptions are incorrect, the carrying value of the goodwill may have been overestimated.

       THE JEAN COUTU GROUP (PJC) INC.  MANAGEMENT'S DISCUSSION AND ANALYSIS  31

INCENTIVES PAID TO FRANCHISEES
Incentives paid to franchisees are deferred charges recorded at cost and amortized over a 10-year period. The use of various assumptions with regards to useful life could give rise to different book value for incentives paid to franchisees that are included in other long-term assets.

IMPAIRMENT OF LONG-LIVED ASSETS
We determine the book value of our long-lived assets on an ongoing basis. To determine the possibility of impairment, we examine the estimated undiscounted cash flows expected to be generated by these assets as well as other indicators. Any permanent impairment in the carrying value of the assets is charged against earnings in the period the impairment is determined.

DEFINED BENEFIT PENSION PLANS
The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation and retirement age of employees. The use of different assumptions could result in different book values.

CHANGE IN ACCOUNTING POLICIES
INCENTIVES PAID TO FRANCHISEES
In the last quarter of the fiscal year ended May 31, 2004, we changed our method of accounting for banner development costs. These costs were previously considered intangible assets with an indefinite life and were therefore not subject to depreciation. Banner development costs are now considered as deferred costs representing incentives paid to franchisees and are amortized over a 10-year period. They are applied against royalties included in other revenues. Due to this change in accounting method, our audited consolidated financial statements for the years ended May 31, 2003 and 2002 and our unaudited interim financial statements for the third quarter of the years ended May 31, 2004 and 2003 were restated to reflect this change. We have filed our restated consolidated financial statements for the periods mentioned above with the Canadian Securities Administrators on SEDAR. The financial information in our Annual Information Form dated October 17, 2003 and management analysis for the fiscal year ended May 31, 2003 concerning the above-mentioned periods was also adjusted. Modified versions of these documents were filed with the securities regulatory authorities and integrated by reference into the short form prospectus of July 8, 2004.

STOCK-BASED COMPENSATION
On June 1, 2003, we prospectively adopted the new recommendations of the Canadian Institute of Chartered Accountants (CICA) Handbook Section 3870. Under this standard, all stock awards are accounted for using the fair value method of accounting. According to that method, awards of stock options are measured on grant date using the fair value method and expensed and credited to contributed surplus over the vesting period. This credit is reclassified as capital stock when the options are exercised. The effect of these recommendations has been a decrease in net income and an increase in contributed surplus of $251,000 for the year ended May 31, 2004.

IMPAIRMENT OF LONG-LIVED ASSETS
On June 1, 2003, we adopted the new recommendations of CICA Handbook Section 3063. Under this standard, when the carrying amount of a long-lived asset exceeds the sum of the expected undiscounted cash flows, an impairment loss is recognized. The implementation of this recommendation has had no impact on our results.

RECENT PRONOUNCEMENTS
In July 2003, the CICA released Handbook Section 1100 entitled "Generally Accepted Accounting Principles." This section establishes standards for financial reporting in accordance with Canadian GAAP and provides guidance on sources to consult when selecting accounting policies and appropriate disclosure when a matter is not dealt with explicitly in the primary sources of Canadian GAAP. This new standard will be applied prospectively as of June 1, 2004. The standard will require the Company to record depreciation on its real estate segment buildings on a straight-line basis instead of on a compound interest basis. Due to the prospective nature of this change, there is no impact on the Company's consolidated financial statements as of the implementation date.

32  MANAGEMENT'S DISCUSSION AND ANALYSIS  THE JEAN COUTU GROUP (PJC) INC.

In June 2003, the CICA issued Accounting Guideline 15 entitled "Consolidation of Variable Interest Entities"(AcG-15). AcG-15 addresses the consolidation of variable interest entities (VIE) to which current consolidation conditions do not apply since the VIE have no voting interests or are otherwise not subject to control on the basis of ownership of voting interests. Existing non-consolidated VIE must be consolidated by their primary beneficiary. The rules of AcG-15 are complex and their interpretation continues to change. AcG-15 will be effective for annual and interim periods beginning on or after November 1, 2004. We have not yet assessed the impact, if any, of the application of AcG-15 on our financial statements.

In January 2004, the CICA Emerging Issues Committee issued Abstract 144 (EIC-144) "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor". EIC-144 provides details regarding the accounting methods of certain considerations received from a vendor. EIC-144 must be applied retroactively to all financial statements for annual and interim periods ending after August 15, 2004. EIC-144 stipulates that cash consideration received by a customer from a vendor is presumed to represent a reduction of the price of the vendor's products or services and should, therefore, be accounted for as a reduction of cost of sales and related inventory when recognized in the company's income statement and balance sheet. The Company will adopt this new standard on June 1, 2004.

ECKERD
On April 4, 2004, following the signature of an agreement, TDI Consolidated Corporation, a wholly-owned subsidiary of J.C. Penney Corporation, Inc., which operated more than 2,800 outlets under the Eckerd banner, agreed to sell the chain to the Jean Coutu Group and CVS Corporation.

Under this agreement, closed on July 31, 2004, the Jean Coutu Group acquired 1,549 Eckerd drugstores in 13 states, as follows:

Connecticut                                           6
Delaware                                             22
Georgia                                             194
Maryland                                             20
New Jersey                                          147
New York                                            365
North Carolina                                      251
Ohio                                                  1
Pennsylvania                                        297
South Carolina                                      109
Tennessee                                            48
West Virginia                                        2
Virginia                                             87
-------------------------------------------------------
Total                                             1,549
-------------------------------------------------------

The acquisition was completed at a price of US$2.375 billion plus closing adjustments estimated at US$112.5 million and transaction costs of approximately US$35.0 million.

The preliminary allocation of the purchase price indicated below was determined based on available information and preliminary evaluations and is subject to change as new data becomes available and integration and restructuring strategies are implemented.

                                       MILLIONS OF US $
-------------------------------------------------------
                                                      $
Net assets acquired
  Non-cash working capital items                  686.7
  Capital assets                                  860.7
  Intangible assets                               775.4
  Goodwill                                        594.0
  Future income tax liabilities                  (250.0)
  Other liabilities                              (148.4)
-------------------------------------------------------
Net non-cash assets acquired                    2,518.4
Cash and cash equivalents                           4.1
-------------------------------------------------------
Net assets acquired                             2,522.5
-------------------------------------------------------
Cash consideration                              2,522.5
-------------------------------------------------------

       THE JEAN COUTU GROUP (PJC) INC.  MANAGEMENT'S DISCUSSION AND ANALYSIS  33

The purchase price, together with the repayment of existing debts totalling US$195.0 million at the date of acquisition, has been financed through:

- Debt financing consisting of committed first rank credit facilities of $1.7 billion broken down as follows:
   -  a five-year revolving variable-rate facility of US$350.0 million;
   -  a five-year variable-rate loan facility of US$250.0 million; and
   -  a seven-year variable-rate loan facility of US$1.1 billion.

-  A US$1.2 billion note offering consisting of:
   - US$350.0 million of unsecured senior notes bearing interest at 7.625% and maturing on August 1, 2012, and
   - US$850.0 million of unsecured senior subordinated notes bearing interest at 8.5% and maturing on August 1, 2014.
- The issue of 33,350,000 new Class A subordinate voting shares for gross proceeds of CAN$582.0 million.

The following table presents highlights of Eckerd's operating data for the years ended January 31, 2004, January 25, 2003 and January 26, 2002. Since the acquisition was only completed on July 31, 2004, the data is not included in the Company's consolidated financial statements as at May 31, 2004.

                                                              January 31,   January 25,   January 26,
                                                                     2004          2003         2002
-----------------------------------------------------------------------------------------------------
(IN THOUSANDS OF U.S. DOLLARS)                                          $             $             $
OPERATING RESULTS:
Revenues, net                                                   7,894,320     7,598,305     7,090,897
Gross profit                                                    1,856,503     1,796,934     1,643,618
Selling, general and administrative expenses                    1,663,220     1,578,574     1,516,830

-----------------------------------------------------------------------------------------------------
                                                                        %             %             %

OTHER DATA (UNAUDITED):
Sales percentage increase (decrease)
  Total sales                                                         3.9           7.2           7.2
  Same-store basis(1)                                                 1.0           6.5           9.4
  Front-end                                                          (6.2)          1.2           0.9
  Pharmaceutical                                                      4.4           9.1          14.1

Amounts as a percentage of sales:
  Gross profit                                                       23.5          23.6          23.2
  Selling, general and administrative expenses                       21.1          20.8          21.4
-----------------------------------------------------------------------------------------------------

(1) Growth on a same-store basis for the year ended January 31, 2004 is calculated on a 52-week basis.

34  MANAGEMENT'S DISCUSSION AND ANALYSIS  THE JEAN COUTU GROUP (PJC) INC.

As a result of the Eckerd acquisition, our network has now expanded to 2,204 outlets, including 1,885 corporate-owned outlets operating under the Brooks and Eckerd banners in 18 states in eastern United States and 319 franchised outlets under the PJC banner, including PJC Jean Coutu and PJC Clinique, located in three Canadian provinces. Management is of the opinion that the Eckerd acquisition will add a solid, well-known banner to our portfolio, expand our outlet network and significantly increase our geographic diversification.

Moreover, as a result of this acquisition, the Jean Coutu Group's and Eckerd's financial results will be presented on a consolidated basis in U.S. dollars and prepared according toCanadian GAAP.

RISKS AND UNCERTAINTIES
ECKERD ACQUISITION
The Eckerd purchase, completed after the year end, is the Jean Coutu Group's largest acquisition to date. Integrating Eckerd's activities into our U.S. operations entails certain risks. While we firmly believe we have the resources to make this acquisition a success, we could run into difficulties that will prevent us from integrating these activities as effectively as we have done with other acquisitions, such as problems implementing systems or improving outlet performance.

PRESCRIPTION DRUG PLAN
A significant part of our revenues and profits are derived from the sale of prescription drugs. Because we receive payment for these medications from governments and insurance companies, our margin could be affected by any changes to the drug plans for example, a reduction in reimbursements. We are therefore deploying all the resources necessary to ensure the governments are aware of the issues at play in the pharmaceutical field.

NUMBER OF PHARMACISTS
We believe that our success relies in part on our ability to continue attracting and retaining competent pharmacists. Over the years, a serious shortage of pharmacists has developed due to competition in this field and from other sectors, thereby creating an ongoing upward pressure on compensation. Difficulties recruiting and retaining a sufficient number of pharmacists could have an impact on our ability to offer extended business hours. In the last few years, we have set up various incentive programs to recruit new pharmacists. We believe the quality of our franchise system and U.S. network gives us a competitive edge in this regard.

CONVERSION OF PRESCRIPTION DRUGS
The conversion of prescription drugs to over-the-counter medication often creates a source of confusion for the customer that could result in a decrease in our retail sales and those of our franchisees. By prioritizing employee training, we can give our customers proper information and help them choose the best product for their needs.

COMPETITION
We face competition from all sides: local, regional and national companies, other pharmacy chains and banners, independent pharmacies, supermarkets, big-box stores and discount outlets. We are also contending with more competition from online and mail-order pharmacies, which could exert pressure on sales volume and prices. This increased competition could lead to greater pressure on prices in general, a situation that would force us to increase sales volume and sell products and services at a lower price in order to remain competitive. However, given the ongoing improvement of our outlets, our effective loyalty and marketing programs and quality customer service, we believe we have what it takes to compete.

ADVERTISING, MARKETING AND PROMOTIONAL PROGRAMS
Our success rests on our ability to create effective advertising, marketing and promotional programs (including pricing strategies and price reduction programs implemented in response to competitive pressures and/or to stimulate demand). The pricing strategy and products proposed must satisfy our target customers and in-store inventory must be optimized based on sales trends. We believe that our 35 years of experience combined with the competence of our employees is an asset that will help us keep developing effective promotions.

       THE JEAN COUTU GROUP (PJC) INC.  MANAGEMENT'S DISCUSSION AND ANALYSIS  35

VARIABLE RATE DEBT
Some of our loans, including our senior secured credit facilities, are subject to variable interest rates, thus exposing us to interest rate risk. Should interest rates rise, our variable-rate debt service obligations would increase even if the amount borrowed remained the same.

CURRENCY FLUCTUATION
Our revenues are realized in U.S. and Canadian dollars whereas payments on notes and a good portion of the loans made as part of our senior secured credit facilities are issued in U.S. currency. Fluctuations in the Canadian and U.S. exchange rates could therefore expose us to currency risks.

SEASONAL NATURE OF OUR BUSINESS
The weather has an effect on the general population's health and by extension on our retail sales and those of our franchisees. For example, in winter, we sell more cold and flu medicine, while in the summer, allergy and sun protection products are in greater demand. Corporate and franchisee sales are also affected by holidays such as Christmas, Easter, Thanksgiving, St. Valetine's Day, Mother's Day and Father's Day. Of course, we ring in the most sales at Christmas.

OUTLOOK
Integrating our Eckerd outlets is our priority for fiscal 2004-2005, and steps to streamline their operations will be taken as soon as possible.

With regards to the Brooks and PJC networks, we will continue to deploy all the efforts required to ensure their growth. As in the past, a number of outlets will undergo major renovations or be relocated. Some projects are already in development and will be executed in the coming months. We plan to open between 12 and 15 outlets next year.

Our customers remain our first priority, and we are well placed to fulfill their needs thanks to well located and laid out outlets, a broad selection of competitively priced merchandise, well-trained employees, and cutting-edge information technology.


August 13, 2004

36  CONSOLIDATED FINANCIAL STATEMENTS  THE JEAN COUTU GROUP (PJC) INC.

MANAGEMENT'S REPORT WITH RESPECT TO THE FINANCIAL STATEMENTS

The consolidated financial statements of The Jean Coutu Group (PJC) Inc. contained in this report, including the notes thereto, were prepared by management in accordance with Canadian generally accepted accounting principles. In addition, the financial information contained elsewhere in the annual report is consistent with the financial statements.

The Board of Directors is responsible for the financial statements included in this annual report. The Audit Committee reviews the contents of the financial statements prior to their approval by the Board of Directors. The external auditors discuss their audit work with the Committee.

The Company's external auditors, Samson Belair/Deloitte & Touche, s.e.n.c.r.l., are responsible for auditing the financial statements and providing an opinion thereon. Their report is presented below.


/s/ Francois J. Coutu                       /s/ Andre Belzile
FRANCOIS J. COUTU                           ANDRE BELZILE
PRESIDENT AND CHIEF EXECUTIVE OFFICER       SENIOR VICE-PRESIDENT FINANCE
THE JEAN COUTU GROUP (PJC) INC.             AND CORPORATE AFFAIRS

AUDITOR'S REPORT

To the Shareholders of
The Jean Coutu Group (PJC) Inc.

We have audited the consolidated balance sheets of The Jean Coutu Group (PJC) Inc. as at May 31, 2004 and 2003 and the consolidated statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at May 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.


/s/ Samson Belair/Deloitte & Touche, S.e.n.c.r.l.
SAMSON BELAIR/DELOITTE & TOUCHE, S.E.N.C.R.L.
CHARTERED ACCOUNTANTS

AUGUST 13, 2004
MONTREAL, CANADA

          THE JEAN COUTU GROUP (PJC) INC.  CONSOLIDATED FINANCIAL STATEMENTS  37

CONSOLIDATED STATEMENTS OF INCOME

For the years ended May 31                                                2004           2003
---------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS EXCEPT FOR PER SHARE AMOUNTS)                       $              $
                                                                                     RESTATED
SALES                                                                3,875,937      3,842,272
OTHER REVENUES (Note 3)                                                220,201        205,291
---------------------------------------------------------------------------------------------
                                                                     4,096,138      4,047,563
---------------------------------------------------------------------------------------------

OPERATING EXPENSES
  Cost of goods sold                                                 3,179,347      3,107,062
  General and operating expenses                                       586,718        628,335
  Amortization (Note 4)                                                 51,560         54,550
---------------------------------------------------------------------------------------------
                                                                     3,817,625      3,789,947
---------------------------------------------------------------------------------------------

OPERATING INCOME                                                       278,513        257,616
---------------------------------------------------------------------------------------------
  Interest on long-term debt                                            16,394         22,008
  Other interest                                                         3,647          5,223
---------------------------------------------------------------------------------------------
                                                                       20,041         27,231
---------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                             258,472        230,385
INCOME TAXES (Note 5)                                                   81,549         70,293
---------------------------------------------------------------------------------------------
NET INCOME                                                             176,923        160,092
=============================================================================================

EARNINGS PER SHARE (Note 6)
  Basic                                                                   0.78           0.71
  Diluted                                                                 0.78           0.70
=============================================================================================

The segmented information and the accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

For the years ended May 31                                                2004           2003
---------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                    $              $
                                                                                     RESTATED
BALANCE, BEGINNING OF YEAR                                             851,138              -
  As previously reported                                                     -        721,585
  Restatement related to a change in accounting policy (Note 2a)             -         (3,405)
---------------------------------------------------------------------------------------------

RESTATED BALANCE                                                             -        718,180
  Net income                                                           176,923        160,092
---------------------------------------------------------------------------------------------
                                                                     1,028,061        878,272
  Dividends                                                             27,225         27,134
---------------------------------------------------------------------------------------------
BALANCE, END OF YEAR                                                 1,000,836        851,138
=============================================================================================

The segmented information and the accompanying notes are an integral part of these consolidated financial statements.

38  CONSOLIDATED FINANCIAL STATEMENTS  THE JEAN COUTU GROUP (PJC) INC.

CONSOLIDATED BALANCED SHEETS

As at May 31                                                              2004           2003
---------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                    $              $
                                                                                     RESTATED
ASSETS
Current assets
  Cash                                                                  19,834              -
  Accounts receivable                                                  272,341        284,762
  Inventories                                                          536,417        490,755
  Prepaid expenses and other current assets                             30,022         23,743
---------------------------------------------------------------------------------------------
                                                                       858,614        799,260
INVESTMENTS (Note 7)                                                    29,107         21,376
CAPITAL ASSETS (Note 8)                                                742,684        687,890
INTANGIBLE ASSETS AND GOODWILL (Note 9)                                156,280        155,133
OTHER LONG-TERM ASSETS (Note 10)                                        48,101         52,973
---------------------------------------------------------------------------------------------
                                                                     1,834,786      1,716,632
=============================================================================================

LIABILITIES
Current liabilities
  Bank overdraft and bank loans (Note 11)                               20,451         76,617
  Accounts payable and accrued liabilities                             315,659        317,659
  Income taxes payable                                                  57,403          2,327
  Current portion of long-term debt (Note 12)                           30,773         28,630
---------------------------------------------------------------------------------------------
                                                                       424,286        425,233
LONG-TERM DEBT (Note 12)                                               231,261        262,981
OTHER LONG-TERM LIABILITIES (Note 13)                                   13,407         15,484
---------------------------------------------------------------------------------------------
                                                                       668,954        703,698
---------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
  Capital stock (Note 14)                                              212,315        209,678
  Contributed surplus                                                      251              -
  Retained earnings                                                  1,000,836        851,138
  Foreign currency translation adjustments (Note 16)                   (47,570)       (47,882)
---------------------------------------------------------------------------------------------
                                                                     1,165,832      1,012,934
---------------------------------------------------------------------------------------------
                                                                     1,834,786      1,716,632
=============================================================================================

GUARANTEES, CONTINGENCIES AND COMMITMENTS (Notes 17 and 18)

The segmented information and the accompanying notes are an integral part of these consolidated financial statements.


Approved by the Board


/s/ Francois J. Coutu                  /s/ Denis Desautels
FRANCOIS J. COUTU                      DENIS DESAUTELS
DIRECTOR                               DIRECTOR

          THE JEAN COUTU GROUP (PJC) INC.  CONSOLIDATED FINANCIAL STATEMENTS  39

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended May 31                                                2004           2003
---------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                    $              $
                                                                                     RESTATED
OPERATING ACTIVITIES
  Net income                                                           176,923        160,092
  Items not affecting cash
    Amortization (Note 4)                                               51,560         54,550
    Amortization of incentives paid to franchisees                       4,093          4,610
    Amortization of deferred financing fees                              1,559          1,743
    Loss on disposal of assets                                             116            924
    Future income taxes                                                (18,734)        25,977
    Stock-based compensation (Note 15)                                     251              -
    Share in income of companies subject to significant influence         (124)          (193)
---------------------------------------------------------------------------------------------
                                                                       215,644        247,703
  Net changes in non-cash of asset and liability items                  29,812        (34,108)
---------------------------------------------------------------------------------------------
                                                                       245,456        213,595
---------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
  Business acquisitions (Note 20)                                       (5,425)         1,555
  Investments                                                           (1,386)        (5,937)
  Purchase of capital assets                                           (99,526)      (143,579)
  Proceeds from the disposal of capital assets                           2,220          3,651
  Intangible assets and goodwill                                        (5,688)        (3,283)
  Other long-term assets                                                (7,481)        (6,585)
---------------------------------------------------------------------------------------------
                                                                      (117,286)      (154,178)
---------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
  Changes in bank loans                                                (44,080)        26,723
  Repayment of long-term debt                                          (28,450)       (33,275)
  Issuance of capital stock                                              2,637          5,915
  Dividends                                                            (27,225)       (27,134)
---------------------------------------------------------------------------------------------
                                                                       (97,118)       (27,771)
---------------------------------------------------------------------------------------------

FOREIGN CURRENCY TRANSLATION ADJUSTMENTS                                   127        (42,471)
---------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        31,179        (10,825)
BANK OVERDRAFT, BEGINNING OF YEAR                                      (11,345)          (520)
---------------------------------------------------------------------------------------------
CASH (BANK OVERDRAFT), END OF YEAR                                      19,834        (11,345)
=============================================================================================

See complementary cash flow information in Note 23.

The segmented information and the accompanying notes are an integral part of these consolidated financial statements.

40  CONSOLIDATED FINANCIAL STATEMENTS  THE JEAN COUTU GROUP (PJC) INC.

CONSOLIDATED SEGMENTED INFORMATION

The Company has three reportable segments: franchising, real estate, and retail sales. Within the segment of franchising, the Company carries on the franchising activity under the "PJC Jean Coutu" banner, operates a distribution centre and coordinates several other services for the benefit of its franchisees. Since the quarter ended November 30, 2003, the franchising segment includes the operating results of its three Pharmasave corporate outlets.

The Company operates retail sales outlets selling pharmaceutical and other products under the "Brooks" banner.

The Company analyzes the performance of its operating segments based on their earnings before interest, income taxes and amortization, which is not a measure of performance under Canadian generally accepted accounting principles (GAAP); however, management uses this performance measure for assessing the operating performance of its reportable segments.

Segmented information is summarized as follows:

For the years ended May 31                                                2004           2003
---------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                    $              $
                                                                                     RESTATED
REVENUES(1)
  Franchising                                                        1,600,204      1,292,824
  Real estate                                                           67,358         62,339
  Retail sales                                                       2,428,576      2,692,400
---------------------------------------------------------------------------------------------
                                                                     4,096,138      4,047,563
=============================================================================================

EARNINGS BEFORE INTEREST, INCOME TAXES AND AMORTIZATION
  Franchising                                                          158,887        133,964
  Real estate                                                           23,983         20,834
  Retail sales                                                         151,296        161,978
---------------------------------------------------------------------------------------------
                                                                       334,166        316,776
=============================================================================================
AMORTIZATION
  Franchising                                                           10,001         10,172
  Real estate                                                            3,487          3,177
  Retail sales                                                          42,165         45,811
---------------------------------------------------------------------------------------------
                                                                        55,653         59,160
=============================================================================================

OPERATING INCOME
  Franchising                                                          148,886        123,792
  Real estate                                                           20,496         17,657
  Retail sales                                                         109,131        116,167
---------------------------------------------------------------------------------------------
                                                                       278,513        257,616
=============================================================================================

ACQUISITION OF CAPITAL ASSETS AND INTANGIBLE ASSETS(2)
  Franchising                                                            6,135          8,311
  Real estate                                                           35,528         51,059
  Retail sales                                                          63,551         88,316
---------------------------------------------------------------------------------------------
                                                                       105,214        147,686
=============================================================================================

----------
(1) Revenues include sales and other revenues.
(2) Excluding business acquisitions.

           THE JEAN COUTU GROUP (PJC) INC. CONSOLIDATED FINANCIAL STATEMENTS  41

For the years ended May 31                                                2004           2003
---------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                    $              $
                                                                                     RESTATED
TOTAL ASSETS
  Franchising                                                          343,737        352,246
  Real estate                                                          292,624        262,709
  Retail sales                                                       1,198,425      1,101,677
---------------------------------------------------------------------------------------------
                                                                     1,834,786      1,716,632
=============================================================================================

The Company's revenues, capital assets, intangible assets and goodwill attributed to Canada and the United States are as follows:

For the years ended May 31                                                2004           2003
---------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                    $              $
                                                                                     RESTATED
REVENUES(1)
  Canada                                                             1,667,562      1,355,163
  United States                                                      2,428,576      2,692,400
---------------------------------------------------------------------------------------------
                                                                     4,096,138      4,047,563
=============================================================================================

CAPITAL ASSETS, INTANGIBLE ASSETS AND GOODWILL
  Canada                                                               347,986        311,845
  United States                                                        550,978        531,178
---------------------------------------------------------------------------------------------
                                                                       898,964        843,023
=============================================================================================

----------
(1) Revenues include sales and other revenues.

42  CONSOLIDATED FINANCIAL STATEMENTS THE JEAN COUTU GROUP (PJC) INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    A) DESCRIPTION OF BUSINESS
    The Company is incorporated under the COMPANIES ACT OF QUEBEC. It has three reportable segments. In Canada, the Company operates in two segments. Its franchising operations involve coordinating various services for its franchised network of 319 outlets as of May 31, 2004 (2003 - 311), and operating a distribution centre. Its franchised network retails pharmaceutical and parapharmaceutical products. Its real estate activities entail managing the properties that house all franchisees' outlets. In the New England area of the United States, the Company operates a network comprising 336 corporate establishments as of May 31, 2004 (2003 - 332) that retail pharmaceutical and parapharmaceutical products. (See Note 25 on subsequent events).

    B) FINANCIAL STATEMENT PRESENTATION
    The financial statements are prepared in accordance with Canadian generally accepted accounting principles (GAAP). Except as otherwise indicated, amounts are expressed in Canadian currency.

    C) CONSOLIDATION
    The consolidated financial statements include the accounts of the Company and all its subsidiaries. All intercompany transactions and balances have been eliminated on consolidation.

    D) USE OF ESTIMATES
    The preparation of financial statements in accordance with Canadian GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, related amounts of revenues and expenses and disclosure of contingent assets and liabilities. Consequently, actual amounts could differ from those estimates.

    E) REVENUE RECOGNITION
    Sales to our franchisees are recognized when merchandise is shipped. Revenues from external customers from retail sales are recognized at the time of the sale to the consumer. The Company recognized its revenues net of returns.

    Royalties, based on the franchisees' sales, are recorded as income as they are earned.

    Services to franchisees and from the real estate segment are recognized when services are rendered.

    Revenues are recognized when reasonable assurance exists regarding collectibility.

    F) FOREIGN CURRENCY TRANSLATION
    Transactions concluded in foreign currencies are translated according to the temporal method. Therefore, monetary assets and liabilities are translated at the rate of exchange in effect at the balance sheet date, non-monetary assets and liabilities at their historical rates and revenue and expense items at the average monthly rates of exchange. All exchange gains and losses are current in nature and are included in the statements of income.

    The financial statements of self-sustaining foreign subsidiaries are converted according to the current rate method. Based on this method, assets and liabilities are translated at the exchange rate in effect at the balance sheet date, and revenue and expense items are translated at the average monthly rates. Translation adjustments resulting from exchange rate fluctuations are included in "foreign currency translation adjustments" in shareholders' equity.

          THE JEAN COUTU GROUP (PJC) INC.  CONSOLIDATED FINANCIAL STATEMENTS  43

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

    G) INVENTORIES
    Inventories are valued at the lower of cost and net realizable value, the cost being determined using the first in, first out basis and retail selling price less a normal gross profit.

    H) INVESTMENTS
    Investments in companies subject to significant influence are accounted for using the equity method. Other investments are accounted for using the cost method. Periodically, management analyzes each loan, advance and long-term receivable and when a serious doubt as to their recovery is identified, a provision is applied to reduce their book value to the estimated realizable value.

    I) CAPITAL ASSETS
    Capital assets are accounted for at cost.

    Amortization of buildings held for leasing is based on their estimated useful lives using the compound interest method. Amortization of other capital assets is based on their estimated useful lives using the straight-line and the diminishing balance methods at the following rates:

    Buildings                                                        3% to 5%
    Buildings held for leasing                                     5% and 10%
    Furniture and equipment                                        14% to 20%
    Computer equipment and software                            20% to 33 1/3%
    Leasehold improvements                  Term of the lease or useful life,
                                                         whichever is shorter
    Vehicles                                                       14% to 30%

    Construction in progress is not amortized until the asset is ready for its intended use.

    J) INTANGIBLE ASSETS AND GOODWILL
    Intangible assets with a finite service life are accounted for at cost. They consist mainly of the customer prescription files, non-compete agreements and leasehold interests. The prescription files are generally amortized over a five-year period. Non-compete agreements are amortized over the service lives of the agreements. Leasehold interests are amortized over the residual term of the leases.

    Goodwill represents the excess of the acquisition cost of companies over the fair value of the identifiable net assets acquired. Goodwill is tested for impairment annually or more frequently if changes in circumstances indicate a potential impairment.

    K) OTHER LONG-TERM ASSETS
    Other assets are, among others, the incentives paid to franchisees and deferred costs. Incentives paid to franchisees are amortized over a ten-year period and are applied against royalties, included in other revenues.

    Deferred costs are accounted for at cost and are mainly rental costs and financing fees. Amortization is calculated using the straight-line method over the term of the long-term loan or of the lease.

44  CONSOLIDATED FINANCIAL STATEMENTS  THE JEAN COUTU GROUP (PJC) INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

    L) FUTURE INCOME TAXES
    The Company uses the tax liability method to account for income taxes. Under this method, future tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of assets and liabilities. They are measured by applying enacted or substantively enacted tax rates and laws at the date of the financial statements for the years in which the temporary differences are expected to reverse. It is more likely than not that all of the future income tax assets will be realized.

    M) OTHER LONG-TERM LIABILITIES
    Other long-term liabilities consist, among others, of the deferred revenues and deferred lease obligations.

    Deferred revenues: The Company receives allowances from its vendors as consideration for exclusivity agreements. The revenue related to these agreements is deferred when cashed. These amounts are recognized as purchases are made, as stipulated by the agreement, and the related inventory is sold.

    Deferred lease obligations: The Company conducts a part of its operations in leased premises. Some store leases include escalation clauses. The deferred lease obligations represent, on the one hand, the rent expense in excess of cash paid, that is amortized on a straight-line basis over the life of original lease, and on the other hand, the value attributed to unfavourable leases resulting from a business acquisition. The value of the unfavourable leases is amortized on a straight-line basis over the term of the leases.

    N) DEFINED BENEFIT PENSION PLANS
    The Company accrues its obligations under employee benefit plans and the related costs, net of plan assets. The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method prorated on service and management's best estimate of expected plans' performance, salary escalation and retirement ages of employees.

    For the purpose of calculating the expected return on plan assets, those assets are valued at fair value.

    Past service costs are amortized on a straight-line basis over the average remaining service period of active employees, which was nine years as of May 31, 2004 and 2003.

    The excess of the net actuarial gain or loss over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service period of active employees.

    O) DEFINED CONTRIBUTION PENSION PLAN
    For the defined contribution plan, the pension expense is equal to the contributions paid by the Company.

    P) DERIVATIVE FINANCIAL INSTRUMENTS
    Interest rate swap contracts are used to hedge current and anticipated interest rate risks. Interest to be paid or received under such swap contracts is recognized over the life of the contracts as adjustments to interest expense. Unrealized gains or losses resulting from market movements are not recognized.

    Q) CASH AND CASH EQUIVALENTS
    Cash and cash equivalents are defined as cash, bank overdraft and highly liquid investments that have maturities of less than three months at the date of acquisition.

          THE JEAN COUTU GROUP (PJC) INC.  CONSOLIDATED FINANCIAL STATEMENTS  45

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

2.  ACCOUNTING POLICIES

    CHANGES IN ACCOUNTING POLICIES
    A) INCENTIVES PAID TO FRANCHISEES
    During the fourth quarter of the year ended May 31, 2004, the Company changed its basis of accounting for banner development costs. Banner development costs were previously considered indefinite life intangible assets and therefore not subject to amortization. Banner development costs are now considered deferred costs representing incentives paid to franchisees. These costs are amortized over a ten-year period and are applied against royalties included in other revenues. This change in accounting policy has been applied retroactively, and the consolidated financial statements have been restated as follows:

                                                                  2003
                                                          Increase      Decrease
    ----------------------------------------------------------------------------
                                                                 $             $
    Intangible assets                                                     31,933

    Other assets:
       Incentives paid to franchisees                       22,877
       Future income taxes                                   2,121
    Other revenues                                                         4,610
    Income taxes                                                           1,080
    Net income                                                             3,530

    Earnings per share
    Basic                                                                  0.016
    Diluted                                                                0.016
    ----------------------------------------------------------------------------

    B) STOCK-BASED COMPENSATION
    On June 1, 2002, the Company adopted the recommendations of Section 3870 of the Canadian Institute of Chartered Accountants (CICA) Handbook related to stock-based compensation and other stock-based payments. Subsequently, on June 1, 2003, the Company prospectively adopted the new recommendations of
    Section 3870 of the CICA Handbook. Under these new recommendations, stock-based compensations are to be recorded under the fair value method. According to that method, awards of stock options are measured on their date of grant using the fair value based method. They are expensed and credited to contributed surplus over their vesting period. This credit is reclassified to capital stock when stock options are exercised. The impact of these recommendations was to decrease the net earnings and to increase contributed surplus by $251,000 for the year ended May 31, 2004.

    Prior to June 1, 2003, the Company accounted for stock-based compensation by measuring compensation cost for employee stock options as the excess, if any, of the quoted market price of the Class A subordinate voting shares at the date of grant over the amount an employee must pay to acquire these shares. Besides, for the options granted during the year ended May 31, 2003, the Company includes in the notes to the consolidated financial statements pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied (see Note 15). Any consideration paid on exercise of stock options or purchase of stock is credited to capital stock.

46  CONSOLIDATED FINANCIAL STATEMENTS  THE JEAN COUTU GROUP (PJC) INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

2.  ACCOUNTING POLICIES (continued)

    C) IMPAIRMENT OF LONG-LIVED ASSETS
    On June 1, 2003, the Company adopted the new recommendations of sections 3063 of the CICA Handbook entitled "Impairment of Long-lived Assets". This section sets out standards for recognizing, measuring and reporting the impairment of long-lived assets. It supersedes the write-down provisions included in Section 3061, "Property, Plant and Equipment". This new section requires that the Company recognize an impairment loss for long-lived assets to be kept and used when events or changes in circumstances result in their carrying amount exceeding the sum of the undiscounted cash flows expected to result from their use and eventual disposition. The impairment loss is equivalent to the amount by which the asset's carrying amount exceeds its fair value. The application of these recommendations has no impact on net book value of capital assets.

    D) REPORTING DROP SHIPMENT REVENUE NET
    During the year ended May 31, 2003, the Company retroactively adopted the new recommendations of Abstract 123 of Emerging Issues Committee of the CICA (EIC-123) entitled "Reporting revenue gross as a principal versus net as a agent". Under these recommendations, the Company is required to report its transactions resulting from merchandise shipped directly to the franchisees by the suppliers, but charged to the Company and recharged to the franchisees on a net basis. Previously, these transactions were reported gross in the sales and in the cost of goods sold. The impact of these recommendations is to decrease the sales and the cost of goods sold by $104,899,000 for the year ended May 31, 2003. The application of these recommendations has no impact on the net income of the Company.

    RECENT PRONOUNCEMENTS
    A) GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
    In July 2003, the CICA issued Handbook Section 1100, "Generally Accepted Accounting Principles". This Section establishes standards for financial reporting in accordance with Canadian GAAP, and provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures when a matter is not dealt with explicity in the primary sources of Canadian GAAP. The Company will implement the new Section prospectively beginning on June 1, 2004. The standard will require the Company to record depreciation on its real estate segment buildings on a straight-line basis instead of on a compound interest basis. Due to the prospective nature of this change, there is no impact on the Company's consolidated financial statements as of the implementation date.

    B) CONSOLIDATION OF VARIABLE INTEREST ENTITIES
    In June 2003, the CICA issued Accounting Guideline 15 (AcG-15), "Consolidation of Variable Interest Entities". The guideline addresses consolidation of variable interest entities (VIE) to which the usual condition for consolidation does not apply because the VIE have no voting interests or are otherwise not subject to control through ownership of voting interests. It requires existing unconsolidated VIE to be consolidated by the primary beneficiary. The guideline is expected to be effective for annual and interim periods beginning on or after November 1, 2004. The Company has not yet determined what impact, if any, the application of AcG-15 will have on its financial statements.

          THE JEAN COUTU GROUP (PJC) INC.  CONSOLIDATED FINANCIAL STATEMENTS  47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

2.  ACCOUNTING POLICIES (continued)

    C) RECORDING OF CERTAIN CONSIDERATION RECEIVED BY A VENDOR
    In January 2004, the Emerging Issues Committee of the CICA released Abstract 144 (EIC-144), "Accounting by a Customer (Including a Reseller) for Certain Consideration Received From a Vendor".

    EIC-144 specifies the accounting methods to be applied to certain consideration received from a vendor. EIC-144 should be applied retroactively to all financial statements for annual and interim periods ending after August 15, 2004.

    EIC-144 stipulates that cash consideration received by a company from a vendor is presumed to be a reduction of the prices of the vendor's products or services and should, therefore, be accounted for as a reduction of cost of goods sold and related inventory when recognized in the company's income statement and balance sheet.

    The Company will apply this new recommendation on June 1, 2004. The Company is currently evaluating the impact of this new recommendation.

3.  OTHER REVENUES

                                                                      2004        2003
    ----------------------------------------------------------------------------------
                                                                         $           $
    Royalties                                                       90,613      84,324
    Rent                                                            62,464      59,028
    Sundry                                                          67,124      61,939
    ----------------------------------------------------------------------------------
                                                                   220,201     205,291
    ==================================================================================

4.  AMORTIZATION
                                                                      2004        2003
    ----------------------------------------------------------------------------------
                                                                         $           $
    Capital assets                                                  41,413      40,653
    Intangible assets                                                9,091      13,108
    Deferred costs                                                   1,056         789
    ----------------------------------------------------------------------------------
                                                                    51,560      54,550
    ==================================================================================

48  CONSOLIDATED FINANCIAL STATEMENTS  THE JEAN COUTU GROUP (PJC) INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

5.  INCOME TAXES

    The Company's effective tax rate differs from the combined statutory rate. The difference is attributable to the following items:

                                                                      2004        2003
    ----------------------------------------------------------------------------------
                                                                         %           %
    Combined statutory rate                                           34.0        36.0
    Tax rate increase (decrease) resulting from:
    Income taxable at reduced rates                                   (3.0)       (4.7)
    Input credit deducted for tax purposes                               -        (0.6)
    Other                                                              0.6        (0.2)
    ----------------------------------------------------------------------------------
                                                                      31.6        30.5
    ==================================================================================

    The provision for income taxes is as follows:

                                                                      2004        2003
    ----------------------------------------------------------------------------------
                                                                         $           $
    Current taxes                                                  100,283      44,316
    Future taxes                                                   (18,734)     25,977
    ----------------------------------------------------------------------------------
                                                                    81,549      70,293
    ==================================================================================

    Future income tax assets and liabilities are as follows:

                                                                      2004        2003
    ----------------------------------------------------------------------------------
                                                                         $           $
    FUTURE INCOME TAX ASSETS:
    Inventories                                                      4,182       5,717
    Capital assets                                                  15,392      13,562
    Intangible assets, goodwill and incentives paid to franchisees   7,677      11,787
    Current liabilities                                              6,286       5,663
    Deferred revenue and deferred lease obligations                  1,620       2,655
    Capital stock issuance expenses                                    393         841
    Other                                                            3,863       2,350
    ----------------------------------------------------------------------------------
                                                                    39,413      42,575
    ----------------------------------------------------------------------------------

    FUTURE INCOME TAX LIABILITIES:
    Current liabilities                                                  -      22,120
    Capital assets                                                   9,275       8,842
    Other                                                            1,354         144
    ----------------------------------------------------------------------------------
                                                                    10,629      31,106
    ----------------------------------------------------------------------------------
    FUTURE INCOME TAX ASSETS, NET                                   28,784      11,469
    ==================================================================================

           THE JEAN COUTU GROUP (PJC) INC.  CONSOLIDATED FINANCIAL STATEMENTS 49

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

5.  INCOME TAXES (continued)

                                                                      2004        2003
    ----------------------------------------------------------------------------------
                                                                         $           $
    AS FOLLOWS:
    Short-term future income tax asset(1)                           13,334      11,738
    Long-term future income tax asset (Note 10)                     19,608      25,212

    Short-term future income tax liability(2)                            -     (21,095)
    Long-term future income tax liability (Note 13)                 (4,158)     (4,386)
    ----------------------------------------------------------------------------------
                                                                    28,784      11,469
    ==================================================================================

    (1) Included in prepaid expenses and other current assets.
    (2) Included in accounts payable and accrued liabilities.

6.  EARNINGS PER SHARE

    The reconciliation of the number of shares used to calculate the diluted earnings per share, considering the September 25, 2002 stock split, is established as follows:

                                                                      2004          2003
    ------------------------------------------------------------------------------------
    Weighted average number of shares used
      to compute basic earnings per share                      226,812,864   226,052,767
    Dilution effect                                              1,204,894     1,637,382
    ------------------------------------------------------------------------------------
    Weighted average number of shares used
      to compute diluted earnings per share                    228,017,758   227,690,149
    ====================================================================================

7.  INVESTMENTS

                                                                      2004       2003
    ---------------------------------------------------------------------------------
                                                                         $          $
    Loans, advances and long-term operating receivables
      from franchisees, variable interest, some of which carry
      repayment terms until 2015 and are renewable (net
      of a provision for losses of $1,575,000;
      2003 - $1,210,000)                                            33,319     28,263
    Other                                                            3,991      3,905
    ---------------------------------------------------------------------------------
                                                                    37,310     32,168
    Current portion (included in accounts receivable)                8,203     10,792
    ---------------------------------------------------------------------------------
                                                                    29,107     21,376
    =================================================================================

    During the year, a $600,000 bad debt expense has been accounted for in respect of these receivables (2003 - $600,000).

50  CONSOLIDATED FINANCIAL STATEMENTS  THE JEAN COUTU GROUP (PJC) INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

8.  CAPITAL ASSETS

                                                                                              2004
    ---------------------------------------------------------------------------------------------------------------
                                                                                       Accumulated
                                                                             Cost     amortization   Net book value
    ---------------------------------------------------------------------------------------------------------------
                                                                                $                $                $
    Land                                                                   92,083                -           92,083
    Land held for leasing                                                  85,337                -           85,337
    Buildings                                                             231,867           38,364          193,503
    Buildings held for leasing                                            225,211           27,070          198,141
    Furniture and equipment                                                90,126           50,431           39,695
    Computer equipment and software                                        69,379           51,327           18,052
    Leasehold improvements                                                165,014           60,981          104,033
    Vehicles                                                                4,040            2,668            1,372
    Computer equipment and software under capital leases                    3,947            2,625            1,322
    Construction in progress                                                9,146                -            9,146
    ---------------------------------------------------------------------------------------------------------------
                                                                          976,150          233,466          742,684
    ===============================================================================================================

                                                                                              2003
    ---------------------------------------------------------------------------------------------------------------
                                                                                       Accumulated
                                                                             Cost     amortization   Net book value
    ---------------------------------------------------------------------------------------------------------------
                                                                                $                $                $
    Land                                                                   92,198                -           92,198
    Land held for leasing                                                  80,144                -           80,144
    Buildings                                                             227,023           31,346          195,677
    Buildings held for leasing                                            200,279           23,770          176,509
    Furniture and equipment                                                79,707           43,288           36,419
    Computer equipment and software                                        62,224           43,562           18,662
    Leasehold improvements                                                126,008           47,343           78,665
    Vehicles                                                                4,120            2,554            1,566
    Computer equipment and software under capital leases                    3,947            1,953            1,994
    Construction in progress                                                6,056                -            6,056
    ---------------------------------------------------------------------------------------------------------------
                                                                          881,706          193,816          687,890
    ===============================================================================================================

          THE JEAN COUTU GROUP (PJC) INC.  CONSOLIDATED FINANCIAL STATEMENTS  51

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

9.  INTANGIBLE ASSETS AND GOODWILL

    Intangible assets and goodwill are detailed as follows:

                                                                                              2004
    ---------------------------------------------------------------------------------------------------------------
                                                                                       Accumulated
                                                                             Cost     amortization   Net book value
    ---------------------------------------------------------------------------------------------------------------
                                                                                $                $                $
    Goodwill                                                              129,990                -          129,990
    Prescription files                                                     57,388           35,703           21,685
    Non-compete agreements                                                  7,134            5,209            1,925
    Leasehold interests                                                     6,478            3,798            2,680
    ---------------------------------------------------------------------------------------------------------------
                                                                          200,990           44,710          156,280
    ===============================================================================================================

                                                                                              2003
    ---------------------------------------------------------------------------------------------------------------
                                                                                       Accumulated
                                                                             Cost     amortization   Net book value
    ---------------------------------------------------------------------------------------------------------------
                                                                                $                $                $

    Goodwill                                                              128,779                -          128,779
    Prescription files                                                     49,366           27,862           21,504
    Non-compete agreements                                                  5,694            4,303            1,391
    Leasehold interests                                                     6,912            3,453            3,459
    ---------------------------------------------------------------------------------------------------------------
                                                                          190,751           35,618          155,133
    ===============================================================================================================

    The Company acquired intangible assets for an amount of $9,172,000 during the year (2003 - $3,101,000).

    The changes in the book value of goodwill are as follows:

                                                                                              2004
    ---------------------------------------------------------------------------------------------------------------
                                                                      Franchising     Retail sales            Total
    ---------------------------------------------------------------------------------------------------------------
                                                                                $                $                $
    Balance, beginning of year                                             19,993          108,786          128,779
    Acquisition (Note 20)                                                   1,616                -            1,616
    Foreign currency translation adjustments                                    -             (405)            (405)
    ---------------------------------------------------------------------------------------------------------------
    Balance, end of year                                                   21,609          108,381          129,990
    ===============================================================================================================

                                                                                              2003
    ---------------------------------------------------------------------------------------------------------------
                                                                      Franchising     Retail sales            Total
    ---------------------------------------------------------------------------------------------------------------
                                                                                $                $                $
    Balance, beginning of year                                             19,993          120,352          140,345
    Acquisition and purchase price adjustment (Note 20)                         -            1,111            1,111
    Foreign currency translation adjustments                                    -          (12,677)         (12,677)
    ---------------------------------------------------------------------------------------------------------------
    Balance, end of year                                                   19,993          108,786          128,779
    ===============================================================================================================

52  CONSOLIDATED FINANCIAL STATEMENTS  THE JEAN COUTU GROUP (PJC) INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

10. OTHER LONG-TERM ASSETS

                                                                                              2004             2003
    ---------------------------------------------------------------------------------------------------------------
                                                                                                 $                $
    Incentives paid to franchisees, net                                                     24,601           22,877
    Future income taxes                                                                     19,608           25,212
    Deferred costs, net                                                                      3,571            4,429
    Deposits on acquisition of assets                                                          321              455
    ---------------------------------------------------------------------------------------------------------------
                                                                                            48,101           52,973
    ===============================================================================================================

11. BANK OVERDRAFT AND BANK LOANS

                                                                                              2004             2003
    ---------------------------------------------------------------------------------------------------------------
                                                                                                 $                $
    Bank overdraft                                                                               -           11,345
    Bank loans                                                                              20,451           65,272
    ---------------------------------------------------------------------------------------------------------------
                                                                                            20,451           76,617
    ===============================================================================================================

    The Company has authorized lines of credit that are renewable annually and bear interest at a rate based on the prime rate of 3.75% as of May 31, 2004 (2003 - 5%) or LIBOR plus a variable margin (1.875% and 2.38% as of May 31, 2004 and 2003 respectively). The authorized lines of credit are as follows:

                                                                   2004                              2003
    ---------------------------------------------------------------------------------------------------------------
                                                             CAN               US              CAN               US
    ---------------------------------------------------------------------------------------------------------------
                                                               $                $                $                $
    Canadian dollar loan                                  75,000                -           75,000                -
    American dollar loan                                       -           60,000                -           60,000
    Letters of credit                                          -           15,000                -           15,000
    Issued letters of credit                                   -            7,091                -            4,888
    ---------------------------------------------------------------------------------------------------------------

    Under the terms of the credit agreements, the Company must satisfy certain restrictive covenants as to minimum financial ratios and must satisfy certain conditions. (See Note 25 on subsequent events).

    In accordance with the credit agreement relative to Canadian operations, the Company may not give its short-term assets relative to these operations, nor the shares of its American subsidiaries as security to other creditors.

    In accordance with the credit agreement relative to United States operations, the Company gave the accounts receivable and inventories of its American subsidiaries as security to its creditors, but may not give its capital assets, except for an amount of US$10,000,000 as security to other creditors.

          THE JEAN COUTU GROUP (PJC) INC.  CONSOLIDATED FINANCIAL STATEMENTS  53

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

12. LONG-TERM DEBT

                                                                                              2004              2003
    ----------------------------------------------------------------------------------------------------------------
                                                                                                 $                 $
    Term loan of US$185,000,000 (2003 - US$205,000,000), bearing interest at LIBOR rate plus a variable margin (2.125% and 2.375% as of May 31, 2004 and 2003 respectively), repayable by quarterly instalments of $6,817,000
      (US$5,000,000) and subject to the same terms and conditions as the credit
      agreement relative to United States operations(1)                                    252,229           280,542

    Loans, secured by real estate having a net book value of $17,136,000
      (2003 - $18,490,000), repayable by maximum monthly combined instalments of
      $97,000 including principal and interest at rates varying from 6.7% to
      7.85% and the balance in December 2007                                                 8,290             8,843

    Computer equipment and software capital leases, repayable through May 2008 in maximum monthly combined instalments of $55,000 (2003 - $71,000)
      including interest calculated at rates varying from 4.55% to 6.55%, with
      purchase options of $243,000 (2003 - $331,000) at maturity                             1,515             2,226
    ----------------------------------------------------------------------------------------------------------------
                                                                                           262,034           291,611
    Current portion                                                                         30,773            28,630
    ----------------------------------------------------------------------------------------------------------------
                                                                                           231,261           262,981
    ================================================================================================================

    (1) This loan was refinanced on July 31, 2004, as mentioned in Note 25 on subsequent events.

    Repayments to be made during the forthcoming years of the following table take into account the financing arrangement described in Note 25 on subsequent events.

                                                                   Long-term debt                     Capital leases
    ----------------------------------------------------------------------------------------------------------------
                                                                        Principal        Principal          Interest
    ----------------------------------------------------------------------------------------------------------------
                                                                                $                $                 $
    2005                                                                   30,167              606                64
    2006                                                                   66,710              453                35
    2007                                                                   84,402              291                13
    2008                                                                  104,804              165                 4
    2009                                                                   78,907                -                 -
    ----------------------------------------------------------------------------------------------------------------

13. OTHER LONG-TERM LIABILITIES

                                                                                              2004              2003
    ----------------------------------------------------------------------------------------------------------------
                                                                                                 $                 $
    Deferred revenues                                                                        1,694             2,425
    Deferred lease obligations                                                               7,555             8,673
    Future income taxes                                                                      4,158             4,386
    ----------------------------------------------------------------------------------------------------------------
                                                                                            13,407            15,484
    ================================================================================================================

54  CONSOLIDATED FINANCIAL STATEMENTS  THE JEAN COUTU GROUP (PJC) INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

14. CAPITAL STOCK

    AUTHORIZED, UNLIMITED NUMBER
    Class A subordinate voting shares, participating, one vote per share, exchangeable, at the option of the holder, for the same number of Class B shares in the event of a take-over bid being made in respect to Class B shares, without par value

    Class B shares, participating, ten votes per share, exchangeable for Class A subordinate voting shares on the basis of one Class A subordinate voting share for one Class B share, without par value

    Class C shares, to be issued in one or more series subject to rights, privileges, conditions and restrictions to be determined, non-participating, non-voting, without par value

    Changes that occured on Class A subordinate voting shares are presented as follows:

                                                                 2004                              2003
    ---------------------------------------------------------------------------------------------------------------
                                                          Shares                $           Shares                $
    ---------------------------------------------------------------------------------------------------------------
    Outstanding shares, beginning of year            102,569,550          209,676       50,858,940          203,761
    Stock split on September 25, 2002                          -                -       50,858,940                -
    Class B shares exchanged for an equal
      number of Class A shares                         3,750,000                -                -                -
    Options exercised                                    353,960            2,637          851,670            5,915
    ---------------------------------------------------------------------------------------------------------------
    Outstanding shares, end of year                  106,673,510          212,313      102,569,550          209,676
    ===============================================================================================================

    Changes that occured on Class B shares are presented as follows:

                                                                 2004                              2003
    ---------------------------------------------------------------------------------------------------------------
                                                          Shares                $           Shares                $
    ---------------------------------------------------------------------------------------------------------------
    Outstanding shares, beginning of year            124,000,000                2       62,000,000                2
    Stock split on September 25, 2002                          -                -       62,000,000                -
    Class B shares exchanged for an equal
      number of Class A shares                        (3,750,000)               -                -                -
    ---------------------------------------------------------------------------------------------------------------
    Outstanding shares, end of year                  120,250,000                2      124,000,000                2
    ===============================================================================================================

15. STOCK-BASED COMPENSATION PLAN

    The Company has a fixed stock option plan. Under the 1995 executive officers Stock Option Plan, the Company may grant options to those employees for up to 8 million Class A subordinate voting shares. Under the plan, the exercise price of each option equals the closing market price of the Company's stock at the Toronto Stock Exchange on the date of grant and an option's maximum term is 10 years. Granted options vest annually by increments of 20%.

          THE JEAN COUTU GROUP (PJC) INC.  CONSOLIDATED FINANCIAL STATEMENTS  55

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

15. STOCK-BASED COMPENSATION PLAN (continued)

    Changes that occurred in the number of options, considering the September 25, 2002 stock split, are presented as follows:

                                                                 2004                              2003
    ---------------------------------------------------------------------------------------------------------------
                                                         Number  Weighted average         Number   Weighted average
                                                     of options    exercise price     of options     exercise price
    ---------------------------------------------------------------------------------------------------------------
                                                                                $                                 $
    Options outstanding, beginning of year            2,956,790              9.10      3,552,360               7.98
    Options granted                                     331,600             17.02        256,100              17.49
    Options exercised                                  (353,960)             7.46       (851,670)              6.95
    Options cancelled                                   (27,340)            14.75              -                  -
    ---------------------------------------------------------------------------------------------------------------
    Options outstanding, end of year                  2,907,090             10.15      2,956,790               9.10
    ===============================================================================================================
    Options exercisable, end of year                  2,171,258              8.75      1,518,102               8.35
    ===============================================================================================================

    The following table summarizes information about the fixed stock options outstanding at May 31, 2004:

                                                                                               Options       Options
                                                                                           outstanding   exercisable
    ----------------------------------------------------------------------------------------------------------------
                                                                                              Weighted
                                                                           Number    average remaining        Number
    Price                                                              of options     contractual life    of options
    ----------------------------------------------------------------------------------------------------------------
    $                                                                                            YEARS
    2.18                                                                   44,250                  0.9        44,250
    2.30                                                                   10,000                  2.5        10,000
    4.24                                                                    7,000                  3.5         7,000
    7.01                                                                1,136,800                  5.5     1,136,800
    8.85                                                                  580,640                  6.3       440,240
    9.37                                                                  230,000                  6.5       179,408
    13.00                                                                 325,400                  7.5       190,680
    15.99                                                                  22,400                  9.7         4,480
    16.80                                                                 267,100                  9.5        53,420
    17.49                                                                 241,400                  8.5        96,560
    18.95                                                                  42,100                  9.9         8,420
    ----------------------------------------------------------------------------------------------------------------
                                                                        2,907,090                          2,171,258
    ================================================================================================================

56  CONSOLIDATED FINANCIAL STATEMENTS  THE JEAN COUTU GROUP (PJC) INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

15. STOCK-BASED COMPENSATION PLAN (continued)

    Had compensation cost been determined using the fair value based method at the date of grant for awards granted during the year ended May 31, 2003, the Company's pro forma net income, net earnings per share and diluted earnings per share would have been as presented in the table below.

                                                                                              2004              2003
    ----------------------------------------------------------------------------------------------------------------
                                                                                                 $                 $
    Net income as reported                                                                 176,923           160,092
    Pro forma impact                                                                           378               284
    ----------------------------------------------------------------------------------------------------------------
    Pro forma net income                                                                   176,545           159,808
    ================================================================================================================

    Pro forma net earnings per share
       Basic                                                                                  0.78              0.71
       Diluted                                                                                0.77              0.70
    ----------------------------------------------------------------------------------------------------------------

    The following data represents the weighted average assumptions used in the stock options valuation in accordance with the Black-Scholes model:

                                                                                              2004              2003
    ----------------------------------------------------------------------------------------------------------------
    Dividend yield                                                                            0.73%             0.70%
    Expected volatility                                                                      28.20%            27.00%
    Risk-free interest rate                                                                   4.19%             4.75%
    Expected life (years)                                                                        6                 6
    ----------------------------------------------------------------------------------------------------------------

    During the year ended May 31, 2004, the Company granted 331,600 stock options. The weighted average fair value of those options is $5.61. Therefore, an amount of $251,000 was expensed for the stock option plan and the equivalent adjustment was made to contributed surplus.

16. FOREIGN CURRENCY TRANSLATION ADJUSTMENTS

    These adjustments represent unrealized gains (loss) pursuant to the translation of the financial statements of the Company's self-sustaining American subsidiaries. The variation of this item is due to the fluctuation of the exchange rate during the year and to the increase or reduction in the net investment in subsidiaries.

17. GUARANTEES AND CONTINGENCIES

    GUARANTEES
    The Company has guaranteed the reimbursement of certain bank loans contracted by franchisees for a maximum amount of $11,991,000 (2003 - $17,626,000). As at May 31, 2004, these loans amount to approximately $11,964,000 (2003 - $16,353,000). Most of those guarantees apply to loans with a maximum maturity of eight years. Those loans are also personally guaranteed by the franchisees.

          THE JEAN COUTU GROUP (PJC) INC.  CONSOLIDATED FINANCIAL STATEMENTS  57

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

17. GUARANTEES AND CONTINGENCIES (continued)

    BUYBACK AGREEMENTS
    Under buyback agreements, the Company is committed to financial institutions to purchase the inventories of some of its franchisees up to the amount of advances made by those financial institutions to the franchisees. As of May 31, 2004, financing related to these inventories amounted to approximately $74,127,000 (2003 - $66,374,000). However, under these agreements, the
    Company is not committed to cover any deficit that may arise should the value of these inventories be less than the amount of the advances.

    Under buyback agreements, the Company is committed to financial institutions, to purchase equipment held by franchisees and financed by capital leases not exceeding five years and loans not exceeding eight years. For capital leases, the buyback value is linked to the net balance of the lease at the date of the buyback. For equipment financed by bank loans, the minimum buyback value is set by contract with the financial institutions. As at May 31, 2004, financing related to the equipment amounts to approximately $28,695,000 (2003 - $29,858,000). However, it is the opinion of management that the realizable value of the assets cannot be lower than the eventual amount of the buyback.

    The Company did not record any liability with respect to these guarantees in its financial statements for the years ended May 31, 2004 and 2003.

    CONTINGENCIES
    Various claims and legal proceedings have been initiated against the Company in the normal course of its operating activities. Although the outcome of these proceedings cannot be determined with certainty, management estimates that any payments resulting from their outcome are not likely to have a substantial negative impact on the Company's results and financial position.

18. COMMITMENTS

    The balance of the commitments under the terms of building and vehicle operating leases maturing in 2022 totals $386,684,000. Minimum payments payable over the next five years are as follows:

    ----------------------------------------------------------------------------
                                                                               $
    2005                                                                  60,905
    2006                                                                  53,369
    2007                                                                  46,934
    2008                                                                  39,459
    2009                                                                  32,295
    ----------------------------------------------------------------------------

    Under the terms of building leases and subleases, the Company will receive, up to the year 2022, minimum payments totalling $310,886,000. This amount takes into account the renewal of subleases at the same terms and conditions as the lease agreements.

    The Company concluded agreements with suppliers under which it is committed to purchase a minimum of CAN$61,688,000 or US$45,246,000 until 2005.

    The Company has commitments with contractors for the construction of buildings amounting to $6,140,000.

58  CONSOLIDATED FINANCIAL STATEMENTS  THE JEAN COUTU GROUP (PJC) INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

19. PENSION PLANS

    The Company offers defined benefit and defined contribution pension plans providing pension benefits to its employees.

    The defined benefit and defined contribution plans expenses are as follows:

                                                                                              2004              2003
    ----------------------------------------------------------------------------------------------------------------
                                                                                                 $                 $
    Defined contribution plan                                                                3,412             3,120
    ================================================================================================================

    Defined benefit plans
      Current service costs                                                                    590               602
      Interest expense                                                                         725               642
      Expected return on plan assets                                                          (423)             (289)
      Amortization of past service cost                                                      1,955               834
      Net actuarial loss                                                                         3               104
    ----------------------------------------------------------------------------------------------------------------
    Benefit plans expense                                                                    2,850             1,893
    ================================================================================================================

    Information about the Company's defined benefit plans is as follows:

                                                                                              2004              2003
    ----------------------------------------------------------------------------------------------------------------
                                                                                                 $                 $
    Accrued benefit obligations
      Balance, beginning of year                                                            11,513            10,420
      Current service cost                                                                     590               602
      Interest expense                                                                         725               642
      Past service cost                                                                     (3,425)                -
      Actuarial gains                                                                         (303)             (151)
    ----------------------------------------------------------------------------------------------------------------
    Balance, end of year                                                                     9,100            11,513
    ================================================================================================================

    Plan assets
      Fair value, beginning of year                                                          3,150             2,254
      Actual return on plan assets                                                             117                34
      Employer contributions                                                                 4,372               862
      Benefits paid                                                                         (3,425)                -
    ----------------------------------------------------------------------------------------------------------------
    Fair value, end of year                                                                  4,214             3,150
    ================================================================================================================

    Accrued benefit obligations                                                              9,100            11,513
    Plan assets                                                                              4,214             3,150
    ----------------------------------------------------------------------------------------------------------------
                                                                                             4,886             8,363
    ----------------------------------------------------------------------------------------------------------------

    Unamortized past service cost                                                            3,622             5,577
    ----------------------------------------------------------------------------------------------------------------
    Accrued benefit liability (included in accounts payable and accrued liabilities)         1,264             2,786
    ================================================================================================================

          THE JEAN COUTU GROUP (PJC) INC.  CONSOLIDATED FINANCIAL STATEMENTS  59

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

19. PENSION PLANS (continued)

    The main actuarial assumptions adopted in measuring the Company's accrued benefit obligations are as follows:

                                                                                              2004              2003
    ----------------------------------------------------------------------------------------------------------------
                                                                                                 %                 %
    Discount rate                                                                             6.00              6.00
    Expected long-term rate of return on plan assets                                          6.75              6.75
    Rate of compensation increase                                                             4.00              4.00
    ----------------------------------------------------------------------------------------------------------------

20. BUSINESS ACQUISITIONS

    PHARMASAVE
    During the second quarter of the year 2003-2004, the Company purchased the shares of three drugstores operating in Ontario under the "Pharmasave" banner. The acquisition has been accounted for under the purchase method and the results of operations have been included in the consolidated financial statements since the acquisition date.

    Purchase price allocation:                                              2004
    ----------------------------------------------------------------------------
                                                                               $
    Net assets acquired:
      Non-cash working capital                                             1,179
      Capital assets                                                         399
      Intangible assets:
        Prescription files                                                 2,684
        Non-compete agreements                                               800
      Goodwill                                                             1,616
      Future income tax liabilities                                       (1,253)
    ----------------------------------------------------------------------------
    Non-cash assets acquired                                               5,425
    Cash and cash equivalents                                                163
    ----------------------------------------------------------------------------
    Net assets acquired                                                    5,588
    ============================================================================
    Cash consideration                                                     5,588
    ============================================================================

    OSCO
    On December 5, 2001, the Company entered into an agreement to purchase the assets of 80 retail drug stores operating under the "OSCO" banner and five drug store development projects located in the northeastern United States
    (OSCO). The acquisition of OSCO has been accounted for under the purchase method. The results of OSCO operations have been included in the consolidated financial statements of the Company as of its acquisition date in January 2002.

60  CONSOLIDATED FINANCIAL STATEMENTS  THE JEAN COUTU GROUP (PJC) INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

20. BUSINESS ACQUISITIONS (continued)

    During the year ended May 31, 2003, the Company completed the final purchase price allocation of OSCO, resulting in a net increase in goodwill of CAN$929,000 (US$578,000) from the amount initially recorded. The goodwill adjustments related to the finalization of the provision for stores closures which resulted in the decision to keep certain OSCO stores open, the inclusion of deferred lease obligations related to unfavourable leases, the settlement of a legal dispute with the seller resulting in net proceeds of CAN$1,555,000 (US$967,000), which has been reflected as a reduction of the purchase price, and other adjustments that relate primarily to future income taxes.


    Purchase price allocation:                                                                2003              2002
    ----------------------------------------------------------------------------------------------------------------
                                                                                                 $                 $
                                                                                             FINAL           INITIAL
    Net assets acquired:
      Non-cash working capital                                                              99,590            91,693
      Capital assets                                                                       169,915           169,915
      Future income tax assets                                                               5,837             7,228
      Intangible assets:
        Prescription files                                                                  25,330            25,330
        Non-compete agreements                                                                 976               976
        Leasehold interests                                                                  4,278             4,278
      Goodwill (tax deductible, $76,000)                                                    88,645            87,716
      Deferred lease obligations                                                            (8,990)                -
    ----------------------------------------------------------------------------------------------------------------
    Non-cash assets acquired                                                               385,581           387,136
    Cash and cash equivalents                                                                  321               321
    ----------------------------------------------------------------------------------------------------------------
    Net assets acquired                                                                    385,902           387,457
    ================================================================================================================
    Cash consideration                                                                     385,902           387,457
    ================================================================================================================

21. RELATED PARTY TRANSACTIONS

    The Company entered into the following transactions with enterprises controlled by shareholders having a significant influence over the Company:

                                                                                              2004              2003
    ----------------------------------------------------------------------------------------------------------------
                                                                                                 $                 $
    Revenues
      Sales                                                                                 21,111            23,980
      Royalties                                                                                902             1,318
      Rent                                                                                   1,738             1,497
      Sundry                                                                                   400             1,377
    ----------------------------------------------------------------------------------------------------------------
                                                                                            24,151            28,172
    ================================================================================================================

    As at May 31, 2004, accounts receivable include an amount of $1,102,000 (2003 - $1,304,000) resulting from these transactions.

    These transactions are carried out in the ordinary course of business and are measured at the exchange amount.

          THE JEAN COUTU GROUP (PJC) INC.  CONSOLIDATED FINANCIAL STATEMENTS  61

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

22. FINANCIAL INSTRUMENTS

    FAIR VALUE
    The fair value of cash, receivables, bank overdraft and bank loans, accounts payable and accrued liabilities approximates their book value because of their forthcoming maturity.

    The fair value of loans, advances and long-term receivables from franchisees was not determined, since these balances result from transactions carried out in the context of privileged commercial relationships and under terms and conditions that may differ from those that could be negotiated with non-franchisees.

    The fair value of the long-term debt, obtained by discounting contractual cash flows at the interest rates in effect for debts having similar characteristics, approximates its book value.

    The interest rate swap agreements have a negative fair value of CAN$5,025,000 or US$3,686,000 (2003 - CAN$13,480,000 or US$9,850,000).

    INTEREST RATE RISK
    INTEREST RATE SWAP AGREEMENTS
    The Company enters into interest rate swap agreements in order to reduce the impact of fluctuating interest rates on a portion of its long-term debt. These swaps require the periodic exchange of payments without the exchange of the notional principal amount on which the payments are based. The Company designates these interest rate swap agreements as hedges of the underlying debt. Interest expense on the debt is adjusted to include the payments made or received under the interest rate swaps designated as hedges.

    These agreements are detailed as follows:

                                                                                           2004
    ---------------------------------------------------------------------------------------------------------------
                                                                               US              CAN    Interest rate
    ---------------------------------------------------------------------------------------------------------------
                                                                                $                $                %
    Agreement maturing in January 2005                                    185,000          252,229             4.34
    ===============================================================================================================

                                                                                           2003
    ---------------------------------------------------------------------------------------------------------------
                                                                               US              CAN    Interest rate
    ---------------------------------------------------------------------------------------------------------------
                                                                                $                $                %
    Agreement maturing in June 2003                                        60,000           82,110            5.175
    Agreement maturing in January 2005                                    145,000          198,432             4.34
    ---------------------------------------------------------------------------------------------------------------
                                                                          205,000          280,542
    ===============================================================================================================

62  CONSOLIDATED FINANCIAL STATEMENTS  THE JEAN COUTU GROUP (PJC) INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

22. FINANCIAL INSTRUMENTS (continued)

    CREDIT RISK
    The Company's exposure to concentrations of credit risk is limited. It arises mostly from accounts receivable, loans, advances and long-term operating receivables from franchisees. The non-collection risk is reduced by the fact that accounts receivable are generated by a large diversity of customers. Besides, the financial position of the franchisees to whom the Company grants loans, advances and long-term operating receivables is analysed in detail regularly.

23. SUPPLEMENTAL CASH FLOW INFORMATION

    NET CHANGES IN NON-CASH ASSET AND LIABILITY ITEMS
    The net changes in non-cash assets and liability items are detailed as follows:

                                                                                              2004              2003
    ----------------------------------------------------------------------------------------------------------------
                                                                                                 $                 $
    Accounts receivable, prepaid expenses and other current assets                           1,505           (54,820)
    Inventories                                                                            (45,662)           24,728
    Accounts payable, accrued liabilities and income taxes payable                          77,936            (8,066)
    Other items                                                                             (3,967)            4,050
    ----------------------------------------------------------------------------------------------------------------
    Net changes in non-cash asset and liability items                                       29,812           (34,108)
    ================================================================================================================

OTHER INFORMATION

                                                                                              2004              2003
    ----------------------------------------------------------------------------------------------------------------
                                                                                                 $                 $
    Capital assets acquired through capital leases                                               -               824
    Interest paid                                                                           18,975            23,627
    Income taxes paid                                                                       51,201            57,927
    ----------------------------------------------------------------------------------------------------------------

24. COMPARATIVE FIGURES

    Certain 2003 figures have been reclassified to conform with the presentation adopted in 2004.

          THE JEAN COUTU GROUP (PJC) INC.  CONSOLIDATED FINANCIAL STATEMENTS  63

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended May 31, 2004 and 2003
(TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT FOR SHARES AND OPTIONS DATA)

25. SUBSEQUENT EVENTS

    THE ECKERD ACQUISITION
    On July 31, 2004, the Company acquired the shares of three subsidiaries of TDI Consolidated Corporation, a wholly-owned subsidiary of J.C. Penney Corporation, Inc., that own 1,549 outlets of the Eckerd drugstore chain located throughout 13 states in northeastern, mid-Atlantic and southeastern United States for a purchase price of US$2.375 billion, plus preliminary closing adjustments of US$112.5 million.

    The purchase price, together with the transaction costs estimated at US$35.0 million and the repayment of existing debts totalling US$195.0 million at the date of aquisition, has been financed through:

    - Debt financing consisting of secured first rank credit facilities in the amount of US$1.7 billion as follows:
      - a five-year revolving facility of US$350.0 million bearing interest at variable interest rates
      - a five-year term loan facility of US$250.0 million bearing interest at variable interest rates, and
      - a seven-year term loan facility of US$1.1 billion bearing interest at variable interest rates

    - US$1.2 billion notes offering comprised of:
      - US$350.0 million of unsecured senior notes, bearing interest at 7.625% and maturing on August 1, 2012, and
      - US$850.0 million of unsecured senior subordinated notes, bearing interest at 8.5% and maturing on August 1, 2014

    - Public offering of 33,350,000 new Class A Subordinate voting shares issued for gross proceeds of CAN$582.0 million.

    The preliminary allocation of the purchase price that follows was established based on information available and on the basis of preliminary evaluations. This allocation is subject to changes should new information become available and when the strategies of integration and restructuring assets have been completed.

                                                                                       Millions of
                                                                                        US dollars
    ----------------------------------------------------------------------------------------------
    Net assets acquired
      Non-cash working capital                                                               686.7
      Capital assets                                                                         860.7
      Intangible assets                                                                      775.4
      Goodwill                                                                               594.0
      Future income tax liabilities                                                         (250.0)
      Other liabilities                                                                     (148.4)
    ----------------------------------------------------------------------------------------------
    Non-cash assets acquired                                                               2,518.4
    Cash and cash equivalents                                                                  4.1
    ----------------------------------------------------------------------------------------------
    Net assets acquired                                                                    2,522.5
    ==============================================================================================
    Cash consideration                                                                     2,522.5
    ==============================================================================================

64  BOARD OF DIRECTORS  THE JEAN COUTU GROUP (PJC) INC.

BOARD OF DIRECTORS

[PHOTO OF JEAN COUTU]

JEAN COUTU
CHAIRMAN OF THE BOARD

[PHOTO OF LISE BASTARACHE]

LISE BASTARACHE
REGIONAL VICE-PRESIDENT,
QUEBEC RBC PRIVATE BANKING

[PHOTO OF LOUIS COUTU]

LOUIS COUTU
VICE-PRESIDENT, COMMERCIAL POLICIES

[PHOTO OF MICHEL COUTU]

MICHEL COUTU
PRESIDENT AND CHIEF EXECUTIVE OFFICER,
THE JEAN COUTU GROUP (PJC) USA, INC.

[PHOTO OF L. DENIS DESAUTELS]

L. DENIS DESAUTELS
EXECUTIVE-IN-RESIDENCE,
SCHOOL OF MANAGEMENT,
UNIVERSITY OF OTTAWA

[PHOTO OF NICOLLE FORGET]

NICOLLE FORGET
CORPORATE DIRECTOR

[PHOTO OF YVON MARTINEAU]

YVON MARTINEAU
SENIOR PARTNER,
FASKEN MARTINEAU DUMOULIN L.L.P.

[PHOTO OF LAURENT PICARD]

LAURENT PICARD
CORPORATE DIRECTOR
VICE-CHAIRMAN OF THE BOARD

[PHOTO OF FRANCOIS J. COUTU]

FRANCOIS J. COUTU
PRESIDENT AND CHIEF EXECUTIVE OFFICER

[PHOTO OF JACQUES BOISVERT]

JACQUES BOISVERT*
PRESIDENT, DOSEX INC.

[PHOTO OF MARIE-JOSEE COUTU]

MARIE-JOSEE COUTU
PRESIDENT, FONDATION MARCELLE ET JEAN COUTU

[PHOTO OF SYLVIE COUTU]

SYLVIE COUTU
PRESIDENT, SYLVIE COUTU DESIGN

[PHOTO OF MARCEL DUTIL]

MARCEL DUTIL
CHAIRMAN OF THE BOARD
AND CHIEF EXECUTIVE OFFICER
THE CANAM MANAC GROUP INC.

[PHOTO OF CLAIRE LEGER]

CLAIRE LEGER
CHAIRMAN OF THE BOARD,
ST-HUBERT GROUP INC.

[PHOTO OF ERIK PELADEAU]

ERIK PELADEAU
CHAIRMAN OF THE BOARD OF QUEBECOR MEDIA INC.
AND VICE CHAIRMAN OF THE BOARD OF QUEBECOR
WORLD INC. AND QUEBECOR INC.

[PHOTO OF DENNIS WOOD]

DENNIS WOOD
PRESIDENT AND CHIEF EXECUTIVE OFFICER
DENNIS WOOD HOLDINGS INC.

* Jacques Boisvert, who passed away on July 12, 2004, served on the Board of the Jean Coutu Group for two years. The management team wishes to underscore Mr. Boisvert's exceptional contribution to the Company's development during those years.

                         THE JEAN COUTU GROUP (PJC) INC.  CORPORATE OFFICERS  65

CORPORATE OFFICERS

                         THE JEAN COUTU GROUP (PJC) INC.

JEAN COUTU
CHAIRMAN OF THE BOARD

FRANCOIS J. COUTU
PRESIDENT AND CHIEF EXECUTIVE OFFICER

ANDRE BELZILE
SENIOR VICE-PRESIDENT FINANCE AND CORPORATE AFFAIRS

MICHEL BOUCHER
CHIEF INFORMATION OFFICER

CAROLE BOUTHILLETTE
VICE-PRESIDENT, FINANCE

DENIS COURCY
VICE-PRESIDENT, HUMAN RESOURCES AND LEGAL AFFAIRS

LOUIS COUTU
VICE-PRESIDENT, COMMERCIAL POLICIES

ALPHONSE GALLUCCIO
VICE-PRESIDENT, INTERNAL AUDIT

YVON GOYER
VICE-PRESIDENT, SERVICES AND PROMOTIONS

CAROLINE GUAY
DIRECTOR, LEGAL AFFAIRS AND CORPORATE SECRETARY

ALAIN LAFORTUNE
SENIOR VICE-PRESIDENT, PURCHASING AND MARKETING

JACQUES LAMOUREUX
VICE-PRESIDENT, OPERATIONS

RICHARD MAYRAND
VICE-PRESIDENT, PHARMACY AND PUBLIC AFFAIRS

JOHANNE MELOCHE
VICE-PRESIDENT, COSMETICS, EXCLUSIVE BRANDS
AND BEAUTY PROGRAMS

NORMAND MESSIER
SENIOR VICE-PRESIDENT NETWORK EXPLOITATION

JEAN-PIERRE NORMANDIN
VICE-PRESIDENT, DISTRIBUTION CENTRE

CAROLE RENNIE
CONTROLLER


                      THE JEAN COUTU GROUP (PJC) USA, INC.

MICHEL COUTU
PRESIDENT AND CHIEF EXECUTIVE OFFICER

BARBARA DONNELLAN
VICE-PRESIDENT, INFORMATION SYSTEMS

KAI GOTO
VICE-PRESIDENT, WAREHOUSE AND DISTRIBUTION

C. DANIEL HARON
VICE-PRESIDENT, PHARMACY AND PROFESSIONAL AFFAIRS

DON KINNEY
VICE-PRESIDENT, DRUGSTORE OPERATIONS

DAVID A. MOROCCO
SENIOR VICE-PRESIDENT, MARKETING

SUSAN MANVILLE
CONTROLLER

ROBERT POULIOT
VICE-PRESIDENT, PURCHASING

PETER SCHMITZ
VICE-PRESIDENT, REAL ESTATE

KENNETH SPADER
VICE-PRESIDENT, CONSTRUCTION, FACILITIES,
ENGINEERING AND STORE PLANNING

KATHLEEN TOPOR
TREASURER

WILLIAM Z. WELSH, JR.
EXECUTIVE VICE-PRESIDENT AND CHIEF OPERATING OFFICER

RANDY WYROFSKY
SENIOR VICE-PRESIDENT AND CHIEF FINANCIAL OFFICER

66  GENERAL INFORMATION  THE JEAN COUTU GROUP (PJC) INC.

GENERAL INFORMATION

THE JEAN COUTU GROUP (PJC), INC.
530 BERIAULT STREET
LONGUEUIL, QC
J4G 1S8
(450) 646-9760

AUDITORS
SAMSON BELAIR/DELOITTE & TOUCHE, S.E.N.C.R.L.
1 PLACE VILLE-MARIE
SUITE 3000
MONTREAL, QC
H3B 4T9

FINANCIAL COMMUNICATIONS
DRAFT
600 DE MAISONNEUVE BLVD. WEST
27TH FLOOR
MONTREAL, QC
H3A 3J2

THE JEAN COUTU GROUP (PJC) USA, INC.
50 SERVICE ROAD
WARWICK, RHODE ISLAND
U.S.A. 02886
(401) 825-3900

TRANSFER AGENT AND REGISTRAR
NATIONAL BANK TRUST
1100 UNIVERSITY STREET
9TH FLOOR
MONTREAL, QC
H3B 2G7

STOCK MARKET INFORMATION
TICKER SYMBOL: PJC.A
TORONTO STOCK EXCHANGE

INTERNET SITES
THE JEAN COUTU GROUP (PJC) INC.
www.jeancoutu.com

THE JEAN COUTU GROUP (PJC) USA, INC.
www.brooks-rx.com
www.eckerd.com


ANNUAL GENERAL AND SPECIAL MEETING
THE ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS OF THE JEAN COUTU GROUP
(PJC), INC. WILL BE HELD ON OCTOBER 26, 2004 AT 9:30 A.M. AT THE HEAD OFFICE OF THE COMPANY, 551 BERIAULT STREET, LONGUEUIL, QUEBEC, CANADA.

ANNUAL INFORMATION FORM
THE ANNUAL INFORMATION FORM FOR THE YEAR ENDED MAY 31, 2004 WILL BE AVAILABLE UPON REQUEST AS OF SEPTEMBER 24,2004.

POUR OBTENIR LA VERSION FRANCAISE DE CE RAPPORT, VEUILLEZ ECRIRE A:
LE GROUPE JEAN COUTU (PJC) INC.
A/S DE CELINE LAMONDE
530, RUE BERIAULT
LONGUEUIL (QUEBEC) J4G 1S8

Design: MP1  Computer graphics : Fronde, Inc.

[PHOTO]

[PHOTO]

[PHOTO]

[PJC JEAN COUTU LOGO]        jeancoutu.com

[BROOKS(R) LOGO]             brooks-rx.com

[ECKERD(R) LOGO]             eckerd.com